 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-232971

PROXY STATEMENT OF CHOICE BANCORP, INC.	PROSPECTUS OF NICOLET BANKSHARES, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
The boards of directors of Choice Bancorp, Inc. (“Choice”) and Nicolet Bankshares, Inc. (“Nicolet”) have each unanimously approved a transaction that will result in the merger of Choice with and into Nicolet. Nicolet will be the surviving bank holding company in the merger. If the merger is completed, Choice shareholders will receive 0.5 of a share of Nicolet common stock for each share of Choice common stock (the “exchange ratio”). The exchange ratio may fluctuate in the event that the Nicolet Common Stock Price, as defined in the merger agreement, is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of $27.50 divided by the Nicolet Common Stock Price. In the event the Nicolet Common Stock Price is less than $55.00, in lieu of adjusting the exchange ratio, Nicolet may elect to leave the exchange ratio unchanged and instead add additional cash consideration in an amount sufficient to bring the aggregate per share consideration to $27.50 per share. After the merger is completed, we expect that current Choice shareholders will own approximately 11% of the outstanding shares of common stock of Nicolet, assuming no adjustment to the exchange ratio.
Nicolet’s common stock trades on the Nasdaq Capital Market under the symbol “NCBS.” The closing price of Nicolet common stock was $61.13 per share on June 26, 2019, the last trading day before public announcement of the merger. The closing price of Nicolet common stock was $63.00 per share on August 28, 2019, the last trading day before the date of this proxy statement-prospectus. Choice’s common stock is quoted on the OTC Pink under the symbol “CBKW.” The last known trade of Choice common stock prior to public announcement of the merger was $21.25 per share June 26, 2019. The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq Capital Market.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of Choice approve the merger agreement and the transactions contemplated thereby. Choice is asking its shareholders to consider and vote on this merger proposal at Choice’s special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and the transactions contemplated thereby. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger.
The special meeting will be held on October 22, 2019 at 5:30 p.m. at 1041 North Westhaven Drive, Oshkosh, Wisconsin 54904.
This document contains a more complete description of the special meeting and the terms of the merger. We urge you to review this entire document carefully. You may also obtain additional information about Nicolet from documents that Nicolet has filed with the Securities and Exchange Commission.
The Choice board of directors recommends that Choice shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby.
Robert B. Atwell Chairman, President and Chief Executive Officer Nicolet Bankshares, Inc.	J. Scott Sitter President and Chief Executive Officer Choice Bancorp, Inc.
You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 8.
Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Nicolet common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement-prospectus is dated August 29, 2019, and is first being mailed to Choice’s shareholders on or about September 10, 2019.

PLEASE NOTE
We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.
This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes since that date in the affairs of Choice or Nicolet that are not reflected in this document.
As used in this proxy statement-prospectus, the terms “Choice” and “Nicolet” refer to Choice Bancorp, Inc. and Nicolet Bankshares, Inc., respectively. Where the context requires, “Choice” may refer to Choice Bancorp, Inc. and its subsidiaries, including Choice Bank. Similarly, “Nicolet” may refer to Nicolet Bankshares, Inc. and its subsidiaries, including Nicolet National Bank.
Unless the context indicates otherwise, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated June 26, 2019, between Nicolet and Choice, which is included in its entirety at Appendix A.

Choice Bancorp, Inc.
1041 North Westhaven Drive
Oshkosh, Wisconsin 54904

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 22, 2019
To the Shareholders of Choice Bancorp, Inc.:
Choice Bancorp, Inc. will hold a special meeting of shareholders at 1041 North Westhaven Drive, Oshkosh, Wisconsin 54904, on October 22, 2019, at 5:30 p.m., local time, for the following purposes:
1. Merger.   To authorize, approve and adopt the Agreement and Plan of Merger by and between Choice Bancorp, Inc. and Nicolet Bankshares, Inc., pursuant to which Choice will merge with and into Nicolet, and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.
2. Other business.   To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
3. Adjournment.   To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.
Only shareholders of record at the close of business on August 27, 2019, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of at least a majority of the shares of Choice common stock outstanding on the record date.
After careful consideration, the Choice board of directors supports the merger and unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger and the transactions contemplated thereby and FOR the adjournment proposal.
YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Choice’s Corporate Secretary or by filing a properly executed proxy card of a later date with Choice’s Corporate Secretary at or before the meeting. You may also revoke your proxy by attending the meeting, giving oral notice of your revocation, and voting your shares in person at the meeting.
Choice shareholders have dissenters’ rights with respect to the merger under Wisconsin law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subchapter XIII of the Wisconsin Business Corporation Law will be entitled to receive payment of the fair value of their shares in cash in accordance with Wisconsin law. A copy of Subchapter XIII of the Wisconsin Business Corporation Law is attached as Appendix C to the proxy statement-prospectus.
We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.
By Order of the Board of Directors
J. Scott Sitter
President and Chief Executive Officer
Oshkosh, Wisconsin
August 29, 2019

i

QUESTIONS AND ANSWERS
Q:
On what am I being asked to vote?

A:
You are being asked to approve the Agreement and Plan of Merger by and between Nicolet and Choice, which we may refer to as the merger agreement, which provides for the merger of Choice with and into Nicolet, and the other transactions contemplated thereby. You are also being asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

Q:
How does the board of directors recommend I vote on the merger agreement?

A:
The board of directors of Choice has unanimously approved and adopted the merger agreement and recommends that Choice shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby, and “FOR” approval of the adjournment proposal.

Q:
What will happen to Choice Bank as a result of the merger?

A:
If the merger occurs, Choice Bank, which is a wholly owned subsidiary of Choice, will be merged with and into Nicolet National Bank, which is a wholly owned subsidiary of Nicolet. We may refer to this transaction as the “bank merger.” Nicolet National Bank will be the surviving entity in the bank merger.

Q:
What vote is required to approve the merger agreement and the transactions contemplated thereby?

A:
The merger cannot be completed unless a majority of the outstanding shares of Choice vote to approve the merger agreement and the transactions contemplated thereby.

Q:
What will I receive in the merger?

A:
If the merger is completed, each share of Choice common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted), shares underlying restricted stock awards, and dissenting shares; all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive 0.5 of a share of Nicolet common stock (the “per share stock consideration”).

Adjustment of Exchange Ratio
The merger agreement provides that the exchange ratio is fixed unless the Nicolet Common Stock Price (defined in the agreement as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date) is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price. If the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration in an amount sufficient to make the aggregate per share consideration equal to $27.50 per share of Choice Common Stock.
Cash in Lieu of Fractional Shares
In lieu of any fractional shares of Nicolet common stock, Choice shareholders will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the Nicolet Common Stock Price by the fractional share of Nicolet common stock to which such holder would otherwise be entitled.
Cash for Cancelled Choice Stock Options
Pursuant to the merger agreement, each Choice Stock Option (whether vested or not) will be cancelled in exchange for cash in an amount equal to the product of  (i) the number of shares of Choice common stock subject to such Choice Stock Option and (ii) the excess of the product of  (x) the Nicolet

Common Stock Price and (y) the exchange ratio over the exercise price per share of the Choice common stock subject to such Choice Stock Option. Following the effective time of the merger, Choice Stock Options will no longer be valid or exist.
Relative Ownership of Nicolet following Closing
After the merger is completed, we expect that current Nicolet shareholders will own approximately 89% of the outstanding shares of common stock of the combined company, and current Choice shareholders will own approximately 11% of the outstanding shares of common stock of the combined company, assuming no adjustment to the exchange ratio.
Q:
What are the federal income tax consequences of the merger to me as a holder of Choice common stock?

A:
Bryan Cave Leighton Paisner LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Choice shareholders receiving Nicolet common stock in the merger will not recognize gain for U.S. federal income tax purposes as a result of the surrender of Choice common stock for receipt of Nicolet common stock. However, Choice shareholders receiving cash in the merger, whether as a result of exercising dissenters’ rights, fractional shares or otherwise, will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the Choice shareholder’s aggregate tax basis in its Choice common stock surrendered or cancelled in exchange thereof. Each holder of Choice common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income. Choice shareholders may also recognize gain for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares. Your tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
What are the federal income tax consequences of the merger to me as a holder of Choice Stock Option?

A:
The receipt of cash by an employee that has his or her Choice Stock Option cancelled in connection with the merger will be included as compensation in your Form W-2 for the year in which you receive the cash payment. The amount of the cash payment will be subject to and reduced by any applicable U.S. federal and state income tax withholding, social security (FICA) taxes, and other applicable taxes that Choice, as your employer, is required to withhold with respect to the payment to you of wage income. You should consult your own tax advisor for a full understanding of the tax consequences of the receipt of cash in cancellation of your Choice Stock Option.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger on November 8, 2019, assuming Choice shareholders and the applicable bank regulatory agencies approve the merger and other conditions to closing are met. We could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 8 for a discussion of these and other risks relating to the merger.

Q:
Will I be able to sell any shares of Nicolet common stock I receive pursuant to the merger?

A:
Yes. The Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and Nicolet will cause the shares to be issued in the merger to be listed on the Nasdaq Capital Market. All shares of Nicolet common stock that you receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of Nicolet. Affiliates of Nicolet will be able to sell the shares they receive pursuant to the merger subject to applicable securities regulations. See “Resale of Nicolet Common Stock” on page 31.

v

Q:
What should I do now?

A:
After carefully reading and considering the information in this proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at the special meeting. You can vote by (i) accessing the internet website specified on the enclosed proxy card, (ii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope, or (iii) voting in person at the special meeting.

NOTE:   If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, and “FOR” the adjournment proposal.
Q:
What if I do not vote?

A:
If you do not vote, it will have the same effect as voting your shares against the merger.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at your company’s special meeting, which will have the same effect as voting your shares against the merger.

Q:
Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in four ways. First, you can revoke your proxy by giving written notice of revocation to Choice’s Corporate Secretary. Second, you can submit a new properly executed proxy with a later date to Choice’s Corporate Secretary at or before the special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, if you voted over the internet, you can vote again over the internet by the applicable deadline described below or submit a proxy card and return it prior to the vote at the special meeting. Fourth, you can attend Choice’s special meeting, give oral notice of your revocation, and vote your shares in person. Any earlier proxy will be thereby revoked. Your last properly submitted vote will be the vote that is counted. However, simply attending the meeting without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker prior to the special meeting if you wish to revoke your proxy or change your vote.

Q:
What is the deadline for voting?

A.
If you are the record holder of shares of our common stock, you may vote by mail at any time prior to the special meeting as long as we receive your proxy through the mail before the time of the special meeting or 5:30 p.m. local time on October 22, 2019. In addition, as a record holder, you may vote by internet until 11:59 p.m., local time, on October 21, 2019. If your shares are held in “street name,” you must vote your shares in accordance with the voting instruction form by the deadline set by your broker.

Q:
Should I send in my stock certificates now?

A:
No. If the merger is completed, Nicolet or Nicolet’s exchange agent will send a letter of transmittal and other customary transmittal materials providing written instructions for exchanging Choice common stock certificates for the merger consideration in accordance with the merger agreement. In any event, do not send your stock certificates with your proxy card. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for voting and for surrendering and exchanging your shares.

Q:
Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

John F. Glynn
Executive Vice President and Chief Financial Officer, Choice Bank
1041 North Westhaven Drive
Oshkosh, Wisconsin 54904
(920) 230-1300
john.glynn@choice.bank

SUMMARY
We have prepared this summary of certain material information to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of shares of Nicolet common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this proxy statement-prospectus by reference. For more information about Nicolet, please see the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders.
Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Companies
NICOLET BANKSHARES, INC.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
Nicolet is a Wisconsin corporation and was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000, to serve as the holding company for and the sole shareholder of Nicolet National Bank. It amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. It subsequently became the holding company for Nicolet National Bank upon completion of Nicolet National Bank’s reorganization into a holding company structure on June 6, 2002.
Nicolet is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It conducts operations through its wholly owned subsidiary, Nicolet National Bank, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000. Nicolet National Bank provides a full range of traditional banking services throughout northeastern Wisconsin and the upper peninsula of Michigan. Nicolet offers commercial, retail and wealth management services through 38 branch locations in Wisconsin and Menominee, Michigan, as of June 30, 2019.
As of June 30, 2019, Nicolet had consolidated total assets of approximately $3.1 billion, consolidated total gross loans of approximately $2.2 billion, consolidated total deposits of approximately $2.5 billion, and consolidated shareholders’ equity of approximately $411 million. At June 30, 2019, Nicolet had 9,351,359 shares of common stock issued and 9,327,420 shares outstanding, held by approximately 2,100 shareholders of record.
CHOICE BANCORP, INC.
1041 North Westhaven Drive
Oshkosh, Wisconsin 54904
(920) 230-1300
Choice Bancorp, Inc. is a registered bank holding company headquartered in Oshkosh, Wisconsin. Choice Bank (“Choice Bank”), Choice’s wholly owned banking subsidiary, is a state-chartered banking institution under the laws of the State of Wisconsin. Choice Bank offers a full range of traditional banking services, including commercial and retail, through two retail banking locations in Oshkosh, Wisconsin.
As of June 30, 2019, Choice had consolidated total assets of approximately $444 million, consolidated total gross loans of approximately $349 million, consolidated total deposits of approximately $312 million and consolidated shareholders’ equity of approximately $39 million. At June 30, 2019, Choice had 2,729,015 shares of common stock issued and 2,400,921 shares outstanding, held by approximately 700 shareholders of record.

The Merger Agreement
(See page 34)
Under the terms of the merger agreement, Choice will merge with and into Nicolet, with Nicolet being the surviving corporation. Following the merger of Choice with and into Nicolet, Choice Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Both Nicolet and Nicolet National Bank will continue their existence under Wisconsin law and the laws of the United States, respectively, while Choice Bank will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.
What You Will Receive in the Merger
(See page 34)
If the merger is completed, each share of Choice common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted), shares underlying Choice Stock Options, and dissenting shares; all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive the per share stock consideration of 0.5 of a share of Nicolet common stock.
Adjustment of Exchange Ratio
The merger agreement provides that the exchange ratio is fixed unless the Nicolet Common Stock Price (defined in the agreement as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date) is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price.
If the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration in an amount sufficient to make the aggregate per share consideration equal to $27.50 per share of Choice Common Stock.
Cash in Lieu of Fractional Shares
In lieu of any fractional shares of Nicolet common stock, Choice shareholders will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the Nicolet Common Stock Price by the fractional share of Nicolet common stock to which such holder would otherwise be entitled.
Relative Ownership of Nicolet following Closing
After the merger is completed, we expect that current Nicolet shareholders will own approximately 89% of the outstanding shares of common stock of the combined company, and current Choice shareholders will approximately 11% of the outstanding shares of common stock of the combined company, assuming no adjustment to the exchange ratio.
Effect of the Merger on Choice Stock Options
(See page 35)
As of June 30, 2019, there were 118,783 shares of Choice common stock underlying Choice Stock Options. Pursuant to the merger agreement, each Choice Stock Option outstanding immediately prior to the effective date (whether vested or not) shall be cancelled in exchange for a cash payment equal to the product of  (i) the number of shares of Choice common stock subject to such Choice Stock Option immediately prior to the effective time of the merger and (ii) the excess, if any, of the product of  (x) the Nicolet Common Stock Price and (y) the exchange ratio, subject to any adjustment, over the exercise price per share of Choice common stock subject to such Choice Stock Option immediately prior to the effective time of the merger.

Dissenters’ Rights
(See page 55)
If the merger is completed, Choice shareholders who do not vote for the merger and who follow certain procedures as required by Wisconsin law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Wisconsin law. If you assert and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Wisconsin law. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Appendix C includes the relevant provisions of Wisconsin law regarding these rights. See “Dissenters’ Rights” beginning on page 15 of this proxy statement-prospectus.
Your Expected Tax Treatment as a Result of the Merger
(See page 33)
We expect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that Choice shareholders will not recognize gain for U.S. federal income tax purposes as a result of the surrender of Choice common stock solely for receipt of Nicolet common stock. Choice shareholders receiving cash in the merger, whether as a result of exercising dissenters’ rights, cancellation of Choice Stock Options or otherwise, will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the Choice shareholder’s aggregate tax basis in its Choice common stock or Choice Stock Option surrendered or cancelled in exchange thereof. Choice shareholders may also recognize gain for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares.
The completion of the merger is conditioned on receipt of a tax opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue. The opinion will not bind the Internal Revenue Service, which could take a different view.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.
Comparative Stock Prices
(See page 49)
Nicolet.   Nicolet common stock currently trades on the Nasdaq Capital Market under the ticker “NCBS.” The closing price of Nicolet common stock was $61.13 per share on June 26, 2019, the last trading day before public announcement of the merger. The closing price of Nicolet common stock was $63.00 per share on August 28, 2019, the last trading day before the date of this proxy statement-prospectus.
Choice.   Choice’s common stock is quoted on the OTC Pink under the symbol “CBKW.” The closing price of Choice common stock was $21.25 per share on June 26, 2019, the last trading day before public announcement of the merger. The closing price of Choice common stock was $31.00 per share on August 28, 2019, the last trading day before the date of this proxy statement-prospectus.
The Choice Board of Directors Recommends Shareholder Approval of the Merger
(See page 15)
The board of directors of Choice has unanimously approved the merger agreement and believes that the merger is in the best interests of Choice’s shareholders. The board unanimously recommends that you vote FOR approval of the merger proposal and FOR the adjournment proposal.

In deciding to engage in the merger transaction with Nicolet, Choice’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:
•
the board’s belief that the combined company and combined bank will each have a strong management team with the experience and qualifications necessary to navigate a larger banking organization;

•
the complementary aspects of the Choice and Nicolet businesses, including customer focus, geographic coverage, business orientation, core operating systems and compatibility of the companies’ management and operating styles;

•
the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the Choice shareholders will be able to participate as Nicolet shareholders in the benefits of such savings opportunities and the future performance of the combined company generally;

•
the respective presentations by management and financial advisors concerning the operations, financial condition and prospects of Choice and the expected financial impact of the merger on the combined company;

•
the terms of the merger agreement, and the presentation by Choice’s outside legal advisors regarding the merger and merger agreement;

•
the belief that Choice and Nicolet share a similar strategic vision and a similar community banking philosophy;

•
the financial structure, results of operations, and prospects of Choice and Nicolet, the capital adequacy of the resulting holding company and the outlook for the organizations in the rapidly changing financial services industry;

•
the relationship of the consideration to be paid in the merger to market prices and the book value and earnings per share of Choice and Nicolet;

•
the fact that the merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services;

•
the combined resources of the two holding companies are expected to improve the efficiencies associated with the development of new products and services to be offered by Nicolet and its subsidiary bank;

•
the size and capital structure of the resulting holding company following the merger, which are expected to provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers;

•
the enhanced ability of the combined organization to take advantage of current and emerging opportunities for growth and profitability; and

•
the receipt by Choice’s board of directors of the Stephens Inc. opinion (discussed below) concerning the fairness, from a financial point of view, of the merger to holders of Choice’s common stock.

Opinion of Stephens Inc.
(See page 21)
In deciding to approve the merger, the board of directors of Choice considered the opinion of its financial advisor, Stephens Inc., an investment banking and financial advisory firm. Stephens Inc. has given a fairness opinion to the Choice board of directors that, as of the date thereof, the merger consideration is fair, from a financial point of view, to the holders of Choice common stock. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Stephens

Inc. considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of Choice to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Stephens Inc. in providing its opinion.
Information About the Special Shareholders’ Meeting
(See page 13)
A special meeting of the shareholders of Choice will be held on October 22, 2019, at 5:30 p.m., local time. The meeting will be held at 1041 North Westhaven Drive, Oshkosh, Wisconsin 54904. At the meeting, the shareholders of Choice will vote on the merger agreement described herein and in the notice for the meeting. If Choice’s shareholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger on November 8, 2019.
Quorum and Vote Required at the Meeting
(See page 13)
Shareholders who own Choice common stock at the close of business on August 27, 2019, the record date, will be entitled to vote at the special shareholders’ meeting. A majority of the outstanding shares of Choice common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.
Approval of the merger proposal requires the affirmative vote of a majority of the shares of Choice common stock outstanding on the record date. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal.
Share Ownership of Management
(See page 61)
As of the record date for the special meeting, directors and executive officers of Choice had or shared voting or dispositive power over approximately 40% of the outstanding shares of Choice common stock. It is anticipated that these individuals will vote their shares of Choice common stock in favor of the merger agreement. Certain of these individuals have entered into a written agreement with Nicolet providing that they will vote the shares over which they have voting power in favor of the merger agreement. A copy of the form of such agreement is included as an exhibit to the merger agreement.
As of the record date for the meeting, directors and executive officers of Nicolet had or shared no voting or dispositive power over any of the outstanding shares of Choice common stock. Nicolet had voting and dispositive power over approximately 2% of the outstanding shares of Choice common stock as of the record date.
Structure of the Merger
(See page 17)
•
Choice Bancorp, Inc. and Choice Bank will cease to exist after the merger.

•
Subsequent to the bank merger, the business of Choice Bank will be conducted through Nicolet National Bank.

•
Upon consummation of the merger and the bank merger, Scott Sitter is anticipated to join the management team of Nicolet and be named the Senior Vice President and Commercial Banking Manager of Oshkosh/Fox Valley.

We Must Obtain Regulatory Approval to Complete the Merger
(See page 32)
We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Wisconsin Department of Financial Institutions (the “WDFI”). All regulatory applications and notices required to be filed prior to the merger have been or will be filed. Although we do not know of any reason why we could not obtain the necessary regulatory approvals in a timely manner, we cannot be certain whether or when we will obtain them.

We Must Meet Several Conditions to Complete the Merger
(See page 36)
In addition to the required regulatory approvals, the merger will be completed only if certain conditions are met or waived, including the following:
•
approval by Choice’s shareholders of the merger agreement by the required vote;

•
receipt by Choice and Nicolet of an opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
Choice maintaining tangible common equity of at least $36 million (as defined in the merger agreement); and

•
each party’s certification to the other as to the continued accuracy of the representations and warranties contained in the merger agreement, compliance with covenants and closing conditions, and the satisfaction of all other matters applicable to the transaction.

If all regulatory approvals are received and the other conditions to completion are satisfied, Nicolet and Choice contemplate that they will complete the merger on November 8, 2019.
Termination and Termination Fee
(See page 42)
The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Nicolet terminates the merger agreement because Choice’s board withdraws or changes its recommendation of the merger agreement, if Choice terminates the agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, or if either party terminates the merger agreement under certain circumstances and within twelve months of such termination Choice enters into a definitive agreement with respect to an Acquisition Proposal, then Choice (or its successor) must pay Nicolet a termination fee of $3.0 million.
Choice’s Directors and Executive Officers Have Interests in the Merger that Differ from its Shareholders’ Interests
(See page 49)
The executive officers and directors of Choice have interests in the merger in addition to their interests as shareholders of Choice generally. The members of the Choice board of directors knew about these additional interests and considered them when they adopted the merger agreement. Such interests include, among others:
•
the potential continuation of employee benefits;

•
Choice Stock Options;

•
the potential payment of certain change in control benefits pursuant to the terms of employment agreements; and

•
provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Choice for certain liabilities.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger” at page 29.
Employee Benefits of Choice Employees after the Merger
(See page 34)
Nicolet has agreed to offer to all current employees of Choice and Choice Bank who become Nicolet employees as a result of the merger substantially similar employee benefits to those that Nicolet offers to its employees in similar positions.

Differences in Rights of Choice’s Shareholders after the Merger
(See page 52)
To the extent that they receive Nicolet common stock as merger consideration, Choice shareholders will become Nicolet shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Nicolet’s articles of incorporation and bylaws. The rights of Nicolet shareholders are different in certain respects from the rights of Choice’s shareholders. The material differences are described later in this proxy statement-prospectus.
Accounting Treatment
(See page 33)
Nicolet is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”). Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Choice at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Choice.

RISK FACTORS
In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.
Risks Relating to the Merger
Because the market price of Nicolet common stock will fluctuate, Choice shareholders cannot be sure of the exact value of the merger consideration they will receive.
Upon completion of the merger, each share of Choice common stock issued and outstanding immediately prior to closing of the merger (excluding cancelled shares) will be converted into the right to receive the merger consideration, which shall consist of 0.5 of a share of Nicolet common stock. The value of such shares of Nicolet common stock to be received will depend on the price per share of Nicolet common stock at the time the shares are actually received by a Choice shareholder. The value of Nicolet common stock may fluctuate from the date the merger agreement was signed and publicly announced to the date this proxy statement-prospectus was prepared, the date of the Choice special shareholders’ meeting, and the date immediately prior to the closing of the merger. Accordingly, Choice shareholders will not know or be able to calculate the value of any Nicolet common stock they are to receive in the merger at the time they submit their proxy or at the time of the special shareholders’ meeting. Stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Nicolet’s businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Nicolet.
Further, the exchange ratio may adjust in the event that the Nicolet Common Stock Price (defined in the merger agreement as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date) is greater than $67.00 or less than $55.00. In the event that the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration as set forth in the merger agreement.
Because Choice common stock is traded infrequently, it is difficult to determine how the fair value of Choice common stock compares with the merger consideration.
Choice common stock is traded on the OTC Pink market of the OTC Markets Group, Inc. The market for Choice common stock has been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of Choice common stock.
Nicolet’s integration of Choice may be more difficult, costly, or time-consuming than we expect.
Nicolet and Choice have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies, each of which would adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If Nicolet experiences difficulties with the integration process, Nicolet might not achieve the economic benefits expected to result from the merger. As with any merger of banking institutions, there also may be business disruptions that cause the combined entity to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.
Choice and Nicolet will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Choice and Nicolet and consequently on the business and stock price of Nicolet after the merger. Although the parties intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain, and motivate key personnel until the merger is consummated and for a period of time thereafter, and such uncertainties could cause customers and others that deal with Choice or Nicolet to seek to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined company following the merger. If key employees depart because of issues relating to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business following the merger could be harmed and the market price of its common stock could decrease.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.
The merger must be approved by the Federal Reserve, the OCC and the WDFI. The Federal Reserve, the OCC and the WDFI will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, the OCC and the WDFI will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act (“CRA”) matters. There can be no assurance as to whether other necessary approvals will be received, the timing of those approvals, or whether any conditions will be imposed.
The market price of Nicolet common stock after the merger may be affected by factors different from those currently affecting the market price of Choice.
The businesses of Nicolet and Choice differ in some respects and, accordingly, the results of operations of Nicolet and the market price of Nicolet’s shares of common stock after the merger may be affected by factors different from those currently affecting Choice’s results of operations. For a discussion of the businesses of Nicolet and Choice and of certain factors to consider in connection with those businesses, see “The Companies” at page 1.
The Merger Agreement limits Choice’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit Choice’s ability to discuss competing third-party proposals to acquire all or a significant part of either party or any of its subsidiaries. In addition, Choice has agreed to pay Nicolet a fee of  $3.0 million if Nicolet terminates the agreement after Choice’s board of directors withdraws or changes its recommendation of the merger agreement, if Choice terminates the merger agreement to accept an Acquisition Proposal that Choice’s board deems a Superior Proposal, as each term is defined in the merger agreement, or if either party terminates the merger agreement either because Choice’s shareholders did not approve the merger agreement or because the merger was not consummated on or prior to June 26, 2020, and, within twelve months following such termination, Choice enters into a definitive agreement with respect to an Acquisition Proposal. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Choice from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Choice than it might otherwise have proposed to pay.
Certain directors and executive officers of Choice have interests in the merger other than their interests as shareholders.
Certain directors and executive officers of Choice have interests in the merger other than their interests as shareholders. The board of directors of Choice was aware of these interests at the time it approved the merger. These interests may cause Choice’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger — Interests of Certain Persons in the Merger” at page 29.

Failure to complete the merger could negatively impact the stock price and future business and financial results of Choice.
If the merger is not completed for any reason, including as a result of Choice shareholders failing to approve the merger agreement and the merger, the ongoing business of Choice may be adversely affected and, without realizing any of the benefits of having completed the merger, Choice could be subject to a number of possible consequences, including the following:
•
Choice may be required, under certain circumstances, to pay a termination fee to Nicolet;

•
Choice is subject to certain restrictions on the conduct of business prior to completing the merger, which may adversely affect its ability to execute certain business strategies;

•
Choice may experience negative impacts on its stock price or from customers, regulators and employees;

•
Choice has incurred and will continue to incur certain costs and fees associated with the merger; and

•
matters related to the merger (including integration planning) may require substantial commitments of time and resources by the management and employees of Choice, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Choice as an independent company.

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.
Choice shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Nicolet after the merger relative to their percentage ownership interest in Choice prior to the merger. If the merger is consummated, current Choice shareholders would own approximately 11% of Nicolet’s outstanding common stock, assuming no adjustments to the exchange ratio, while current Nicolet shareholders would own the remaining 89%. Consequently, Choice shareholders will have less voting power per share in Nicolet following the merger than they currently have in Choice as an independent entity. See “The Merger Agreement — What Choice Shareholders will Receive in the Merger” at page 34.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.
The ability of Nicolet and Choice to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Nicolet and Choice believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:
•
the businesses of Nicolet and Choice may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected;

•
the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks;

•
deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•
governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe;

•
the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions;

•
Choice’s shareholders may fail to approve the transaction;

•
reputational risks and the reaction of the companies’ customers to the transaction;

•
diversion of management time on merger-related issues;

•
changes in asset quality and credit risk;

•
the cost and availability of capital;

•
customer acceptance of the combined company’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
the introduction, withdrawal, success and timing of business initiatives;

•
the impact, extent, and timing of technological changes;

•
severe catastrophic events in our geographic area;

•
a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•
the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company;

•
the impact of interest rates on margins and net interest income; and

•
competition from other financial services companies in the companies’ markets could adversely affect operations.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement- prospectus, and other risks detailed in the parties’ press releases, shareholder communications and other SEC filings, including the Form 10-K filed by Nicolet for the year ended December 31, 2018, identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Nicolet and Choice do not intend to, and undertake no obligation to, update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE CHOICE SPECIAL SHAREHOLDERS’ MEETING
Purpose
Choice shareholders are receiving this proxy statement-prospectus because on August 27. 2019, the record date for a special meeting of shareholders to be held on October 22, 2019, at 1041 North Westhaven Drive, Oshkosh, Wisconsin 54904 at 5:30 p.m., they owned shares of the common stock of Choice, and the board of directors of Choice is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. A copy of this proxy statement-prospectus was mailed to holders of Choice common stock on or about September 10, 2019, accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.
At the meeting, Choice shareholders will consider and vote upon the merger agreement and the transactions contemplated thereby and any other matters that are properly brought before the meeting or any adjournments(s) of the meeting.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
Record Date; Quorum and Vote Required
The record date for the Choice special meeting is August 27, 2019. Choice’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 2,400,921 shares of Choice common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately 700 holders of record.
The presence, in person or by proxy, of a majority of the shares of Choice common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Choice common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
To determine the presence of a quorum at the meeting, Choice will also count as present at the meeting the shares of Choice common stock present in person but not voting, and the shares of common stock for which Choice has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “Solicitation and Revocation of Proxies” below. Based on the number of shares of Choice common stock outstanding as of the record date, at least 1,200,461 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Choice common stock as of the record date for the special meeting. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the adjournment proposal requires that more votes be cast in favor of the adjournment proposal than against it; abstentions, shares not voted, and broker nonvotes will have no effect on this proposal.
As of the record date for the meeting, Choice’s directors and executive officers beneficially owned a total of 963,641 shares, or approximately 40% of the shares entitled to vote on the merger, of Choice common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals, representing approximately 37% of the shares entitled to vote on the merger, have entered into a written agreement with Nicolet that they will vote their shares in favor of the merger agreement, except as may be limited by any existing fiduciary obligations to beneficial owners of such shares. In addition, Nicolet had voting power over approximately 2% of the shares entitled to vote on the merger.
Solicitation and Revocation of Proxies
If you have delivered a signed proxy card for the Choice special meeting, you may revoke it at any time before it is voted by:
•
attending the meeting, giving oral notice of your revocation, and voting in person;

•
giving written notice revoking your proxy to Choice’s Corporate Secretary prior to the date of the meeting;

•
if you voted over the internet, voting again over the internet by the applicable deadline described below or submit a proxy card and return it prior to the vote at the special meeting; or

•
submitting a signed proxy card that is dated later than your initial proxy card to Choice’s Corporate Secretary.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal and FOR the adjournment proposal. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Choice’s board of directors is not aware of any matter to be presented at the meeting other than the merger proposal and the adjournment proposal.
If you hold shares in “street name” with a broker, bank, or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker nonvotes” and are not counted in the vote by shareholders, but will count for purposes of a quorum. As a result, any broker nonvotes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.
Choice will bear the cost of soliciting proxies from its shareholders. Choice will solicit shareholder votes by mail and may also solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Choice will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
How to Vote Your Shares
Shareholders of record (i.e., those who own shares in their own name) can vote by internet, mail or in person as follows:
•
Voting By Internet.   Access the internet website specified on the enclosed proxy card.

•
Voting by Mail.   Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•
Voting at the Special Meeting.   If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Choice at the special meeting registration desk. You may also complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.
“Street name” shareholders (i.e., those who own their shares in the name of a broker, bank, or other fiduciary) should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name shareholder and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting.
You should not send any stock certificates with your proxy card. If the merger is completed, you will receive a letter of transmittal with instructions for exchanging your stock certificates.
Dissenters’ Rights
Choice’s shareholders have dissenters’ rights with respect to the merger under Wisconsin law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subchapter XIII of the Wisconsin Business Corporation Law (“WBCL”) will be entitled to receive payment of the fair value of their shares in cash in accordance with Wisconsin law. For more information regarding the exercise of these rights, see, “Dissenters’ Rights,” at page 55.
Recommendation of the Board of Directors of Choice
Choice’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Choice and its shareholders, and recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby and FOR the adjournment proposal.
For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger — Background of the Merger” at page 17 and “The Merger — Reasons for the Merger” at page 19.
Shareholders should note that Choice’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Choice. See “The Merger — Interests of Certain Persons in the Merger” at page 29.

THE PROPOSALS
Proposal 1 — Approval of the Merger Agreement and the Merger
At the special meeting, shareholders of Choice will be asked to approve the merger proposal providing for the merger of Choice with and into Nicolet. Shareholders of Choice should read this proxy statement- prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement- prospectus as Appendix A.
After careful consideration, the Choice board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, and found them to be advisable and in the best interests of Choice and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this proxy statement-prospectus for a more detailed discussion of the Choice board’s recommendation.
THE CHOICE BOARD UNANIMOUSLY RECOMMENDS THAT
CHOICE SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.
Proposal 2 — Adjournment of the Special Meeting
If Choice does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement and the transactions contemplated thereby, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger proposal. Choice does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement and the transactions contemplated thereby. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Choice shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the special meeting, whether or not a quorum is present.
THE CHOICE BOARD UNANIMOUSLY RECOMMENDS THAT
CHOICE SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER
Structure of the Merger
The merger agreement provides for the merger of Choice with and into Nicolet, with Nicolet being the surviving entity in the merger. After the merger, Choice Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Each share of Choice common stock outstanding at the effective time of the merger, other than certain cancelled shares, will be converted into the right to receive merger consideration consisting of 0.5 of a share of Nicolet common stock. The merger agreement provides that the exchange ratio is fixed unless the Nicolet Common Stock Price (as defined in the merger agreement) is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price. If the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration in an amount sufficient to make the aggregate per share consideration equal to $27.50 per share of Choice Common Stock.
See “The Merger Agreement” on page 34 for additional details regarding the structure of the merger.
Background of the Merger
Choice’s board of directors and senior management regularly review and evaluate its business, strategic direction, performance, prospects and strategic alternatives as part of Choice’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions. In recent years, such strategic reviews have identified that the pricing in the strategic market is peaking and such pricing may not be sustainable long term. At the same time, many of Choice’s shareholders have expressed a desire to retain their ownership in the local community bank and avoid the tax event that would be triggered by selling their shares. It is within this framework that the board of directors of Choice devoted significant time evaluating various strategic options. All of these options addressed only a handful of the intermediate and long-term challenges facing Choice and all similarly-situated community bank holding companies.
There have been an increasing number of burdens placed on banks in recent years which have resulted in a wave of consolidation. As banks get bigger, it is easier to absorb the increasing operational expenses associated with regulatory compliance and technology. Since passage of the Dodd-Frank Act by Congress in 2010, numerous new rules and regulations have made compliance, particularly by community banks, very costly. These rules have required banks to devote more resources to hiring compliance personnel, training, audit and so forth, all of which are resources taken from customer-facing, profit-generating endeavors. In addition to the regulatory costs, the technology requirements are rapidly evolving, both in terms of product offerings and security. These technology developments require substantial investment by banks, often using up capital which would otherwise be leveraged to originate income-generating loans or investments.
The result of these forces has been an increase in the number of community banks which have been acquired or merged with other banks. According to the Federal Deposit Insurance Corporation (“FDIC”), there were approximately 5,400 FDIC-insured institutions as of January 31, 2019, which is down from more than 7,600 in 2010. The elimination of over 2,200 banks (or more than 1 in 4) during that time is evidence of the challenges facing the banking industry. The trend has continued throughout the first six months of 2019.
The changing landscape of community bank consolidations results in Choice having to compete with larger competitors, combined with an expanding array of financial services providers coming from large internet based competition. Both scenarios will result in it being more challenging for small community banks to successfully compete in the coming years.
Given the foregoing background, in the fourth quarter of 2018, the board of directors of Choice began considering and evaluating investment banking firms. After significant discussion and analysis, the board decided that it would be in the best interests of the shareholders of Choice to conduct a formal, coordinated bid process and engaged Stephens Inc. to coordinate that effort. Choice’s management team and board of directors, in collaboration with Stephens Inc., identified and reviewed the universe of potential acquirers, and ultimately selected seven potential partners to contact in the sale process. Those parties were deemed to be the most credible and logical based on a review of many factors, including but not limited to their markets, size, financial resources and capacity to pay a premium for Choice, as well as the perceived ability of each institution to execute a strategic transaction of this type. After conducting its own due diligence, Stephens Inc., in conjunction with Choice’s management, prepared confidential offering materials and established a virtual data room. Stephens Inc. officially launched the sales effort on February 19, 2019. The seven financial institutions previously identified were contacted, and each executed a confidentiality agreement and received confidential marketing materials with respect to Choice.
On March 12, 2019, the board of Nicolet met and discussed the potential transaction with Choice, as well as a proposed timeline.
On March 20, 2019, initial indications of interest were received from multiple institutions. At this time Nicolet submitted a proposal that valued Choice at approximately $27.00 per share, and included a mix of stock and cash as the form of consideration.
On March 26, 2019, the board of directors of Choice, along with representatives from Stephens Inc. discussed and evaluated the indications of interest in detail. At that time, the board of directors of Choice decided to move forward with Nicolet and one other party. After discussions with Stephens, Nicolet submitted a revised letter of intent on March 28, 2019 that proposed a 0.5 fixed exchange ratio whereby Nicolet would acquire Choice in an all-stock transaction. That same day, Nicolet was informed that it would be allowed to conduct further due diligence as part of a potential transaction, and immediately provided Choice with its request list of further material it wanted to evaluate.
From April 13, 2019 through the end of May, Nicolet and Choice, along with their respective legal advisors, engaged in extensive due diligence. At the request of Stephens, Nicolet provided an updated letter of intent on May 23, 2019, which confirmed its previous proposal to offer a fixed exchange ratio of 0.5 of a share of Nicolet for each share of Choice in an all-stock transaction.
On May 28, 2019, the board of directors of Choice met with Stephens and counsel from Reinhart Boerner Van Deuren, s.c. (“Reinhart”). At this meeting, executives from Nicolet presented additional information regarding Nicolet and fielded questions regarding the bid. After the Nicolet executives departed, the board of directors of Choice engaged in extensive discussions with Stephens Inc. and Reinhart and the board of directors ultimately approved moving forward with a definitive agreement with Nicolet.
From May 31, 2019 to June 19, 2019, all parties negotiated the terms of the merger agreement and exchanged comments and revised drafts of the agreements. During this process, the parties implemented a cap-and-collar structure, so that the exchange ratio would be fixed within a range of trading prices of Nicolet Common Stock.
On June 18, 2019, the board of Nicolet met to discuss the terms of the merger. Management provided an in-depth analysis of the bid from a financial perspective. The board also reviewed the final draft of the definitive merger agreement and summarized the terms and conditions. After a thorough discussion, the board of Nicolet voted unanimously to proceed with the transaction
On June 25, 2019, the board of Choice met again with its advisors from Stephens and Reinhart. Counsel reviewed the final draft of the definitive merger agreement and summarized the terms and conditions. Stephens issued its fairness opinion, from a financial point of view, after considering a finalized draft of the definitive merger agreement and the revised merger consideration. After a thorough discussion, the board of Choice voted unanimously to proceed with the transaction.
Nicolet and Choice executed the merger agreement on June 26, 2019 and issued a joint press release announcing the execution of the merger agreement and the terms of the merger on June 27, 2019.

Reasons for the Merger
General
The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Nicolet’s and Choice’s representatives. The following discussion of the information and factors considered by the Nicolet and Choice boards of directors is not intended to be exhaustive, but includes all of the material factors the respective boards considered in determining whether to enter into the merger agreement. In reaching their determinations to approve the merger and to recommend that their respective shareholders approve the merger, neither the Nicolet board of directors nor the Choice board of directors assigned any relative or specific weight to the following factors, and individual directors may have assigned different weight to different factors.
Nicolet
In deciding to pursue a merger with Choice, Nicolet’s management and board of directors considered, among other things, the following:
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the effectiveness of the merger in allowing Nicolet to expand its existing competitive position in the Oshkosh market;

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Nicolet’s belief that the greater Fox Valley region (which includes the Appleton and Oshkosh-Neenah MSAs) is an attractive and dynamic market, and collectively, is the third largest market by population in the state of Wisconsin;

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Choice’s strong reputation and successful track record of organic loan growth in the Fox Valley market and its management team’s long-term expertise in commercial lending;

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the fact that Nicolet will be able to offer its full suite of banking and wealth management services in these markets to complement its current location in Oshkosh;

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the fact that certain members of Nicolet’s and Choice’s boards of directors have long standing professional relationships and Nicolet’s belief that Choice’s business values, cultures and philosophies seem to align with those of Nicolet;

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Nicolet’s expectation that Nicolet will retain its strong capital position and asset quality upon completion of the transaction; and

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Nicolet’s expectations that the merger will offer cost savings opportunities, opportunities for revenue growth through the ability to offer new products and services to Choice customers, and as a result, be accretive to earnings per share within the first full year.

The Nicolet board of directors approved the merger agreement after Nicolet’s senior management discussed with the Nicolet board of directors a number of factors, including those described above and the business, loan and deposit structure, assets, liabilities, results of operations, financial performance, and strategic direction of Choice. The foregoing discussion of the information and factors considered by the Nicolet board of directors is not exhaustive, but includes the material factors considered by the Nicolet board of directors. In view of the wide variety of factors considered by the Nicolet board of directors in connection with its evaluation of the merger, the Nicolet board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Nicolet board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. The explanation of Nicolet’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “A Warning About Forward-Looking Statements.”
Choice
In deciding to pursue the merger transaction with Nicolet, Choice’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:

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the board’s belief that the combined company and combined bank will each have a strong management team with the experience and qualifications necessary to navigate a larger banking organization;

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the complementary aspects of the Choice and Nicolet businesses, including customer focus, geographic coverage, business orientation, core operating systems and compatibility of the companies’ management and operating styles;

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the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the nature of the merger consideration allows Choice shareholders to participate as Nicolet shareholders in the benefits of such savings opportunities and the future performance of the combined company generally;

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the respective presentations by management and financial advisors concerning the operations, financial condition and prospects of Choice and the expected financial impact of the merger on the combined company;

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the terms of the merger agreement, and the presentation by Choice’s outside legal advisors regarding the merger and merger agreement;

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the belief that Choice and Nicolet share a similar strategic vision and a similar community banking philosophy;

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the financial structure, results of operations, and prospects of Choice and Nicolet, the capital adequacy of the resulting holding company and the outlook for the organizations in the rapidly changing financial services industry;

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the relationship of the consideration to be paid in the merger to market prices and the book value and earnings per share of Choice and Nicolet;

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the fact that the merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services;

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the combined resources of the two holding companies are expected to improve the efficiencies associated with the development of new products and services to be offered by Nicolet and its subsidiary bank;

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the size and capital structure of the resulting holding company following the merger, which are expected to provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers;

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the enhanced ability of the combined organization to take advantage of current and emerging opportunities for growth and profitability; and

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the receipt by Choice’s board of directors of the Stephens Inc. opinion concerning the fairness, from a financial point of view, of the merger to holders of Choice common stock.

The board also considered certain potential risks associated with the merger, including the following:
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the significant time and costs to be undertaken by management in completing the merger and the effort that could cause in disrupting Choice normal business activities; and

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the conditions to closing set forth in the merger agreement and the likelihood such conditions will be satisfied, including the receipt of approvals from government agencies.

While each member of Choice’s board of directors evaluated each of the foregoing as well as other factors, the board of directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Choice board of directors collectively made its determination with respect to the merger based on its unanimous conclusion that the merger, in light of the factors which each of them individually considered appropriate, is in the best interest of Choice’s shareholders. All members of the board of directors voted to approve merger agreement and the merger.

Opinion of Stephens Inc.
Choice retained Stephens Inc. as financial advisor on February 4, 2019. Pursuant to that engagement, the Choice board of directors requested that Stephens Inc. evaluate the fairness, from a financial point of view, to Choice and its public shareholders. The full text of the written opinion of Stephens Inc. is attached as Appendix B to this document. The summary of the opinion of Stephens Inc. set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Public shareholders of Choice are urged to read this opinion in its entirety.
At the June 25, 2019 meeting of the Choice board of directors, representatives of Stephens Inc. rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated June 25, 2019, as to the fairness, as of such date, from a financial point of view, to the public shareholders of Choice of the merger consideration to be received by such holders in the transaction pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
Stephens Inc. provided its opinion for the information of the Choice board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger transaction and its opinion only addresses whether the merger consideration to be received by the public shareholders of Choice in the transaction pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Stephens Inc. does not address any other term or aspect of the merger agreement or the merger transaction contemplated thereby. The Stephens Inc. opinion does not constitute a recommendation to the Choice board or to any holder of Choice common stock as to how the board, such shareholder, or any other person should vote, or otherwise act, with respect to the merger transaction or any other matter. Stephens Inc. does not express any opinion as to the likely trading range of Nicolet common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the operations, financial condition or prospects of Nicolet at that time.
In connection with its review of the proposed merger transaction and the preparation of its opinion, Stephens Inc., among other things:
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analyzed certain publicly available financial statements and reports regarding Choice and Nicolet;

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analyzed certain audited financial statements and management reports regarding Choice and Nicolet;

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analyzed certain internal financial statements and other financial and operating data concerning Choice prepared by management of Choice;

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analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of Nicolet;

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reviewed the reported prices and trading activity for the common stock of Choice and Nicolet;

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compared the financial performance of Choice and Nicolet with that of certain other publicly-traded companies and their securities that Stephens Inc. deemed relevant to its analysis of the Transaction;

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reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens Inc. deemed relevant to its analysis of the Transaction;

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reviewed the most recent draft of the Agreement and related documents provided to Stephens Inc. by Choice;

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discussed with management of Choice and Nicolet the operations of and future business prospects for Choice and Nicolet and the anticipated financial consequences of the Transaction to Choice and Nicolet;

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assisted in the deliberations of Choice regarding the material terms of the Transaction and the negotiations of Choice with Nicolet; and

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performed such other analyses and provided such other services as Stephens Inc. have deemed appropriate.

With Choice’s consent, Stephens Inc. assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Choice, or otherwise reviewed by or discussed with Stephens Inc., and Stephens Inc. did not undertake any duty or responsibility to, nor did Stephens Inc., independently verify any of such information. Stephens Inc. did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Choice or Nicolet. With respect to the projections and any other information and data provided to or otherwise reviewed by or discussed with Stephens Inc., Stephens Inc., with Choice’s consent, assumed that the projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Choice. Stephens Inc. relied upon Choice to advise Stephens Inc. promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Stephens Inc. expressed no opinion with respect to the projections or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Stephens Inc. assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Stephens Inc. relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft agreement reviewed by Stephens Inc. in all respects material to its analysis, and that the merger transaction would be consummated in accordance with the terms of the draft agreement without any material waiver of or amendment to any of the conditions thereto. Furthermore, Stephens Inc. assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the draft agreement were true and correct and that each party will substantially perform all of the covenants and agreements required to be performed by it as contemplated under the draft agreement. Stephens Inc. also relied upon and assumed, without independent verification, that: (i) the merger transaction would be consummated in a manner that complies in all respects with all laws, rules and regulations; and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an adverse effect on the merger consideration, the transaction or Choice that would be material to its analysis or opinion.
In formulating its opinion, Stephens Inc. considered only the merger consideration to be received by the public shareholders of Choice, and Stephens Inc. did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Choice, or such class of persons, in connection with the merger transaction whether relative to the merger consideration or otherwise. Stephens Inc. was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger transaction to the holders of any class of securities, creditors or other constituencies of Choice, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion; or (2) the fairness of the transaction to any one class or group of Choice’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Choice’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transaction amongst or within such classes or groups of security holders or other constituents). Stephens Inc. expressed no opinion as to the impact of the merger transaction on the solvency or viability of Choice or Nicolet or the ability of Choice or Nicolet to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Stephens Inc. with the Choice board of directors at its meeting on June 25, 2019, which material was considered by Stephens Inc. in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Choice, Nicolet or the contemplated merger transaction.
Selected Public Companies Analysis.   Stephens Inc. analyzed the relative valuation multiples of 18 publicly-traded banks and thrifts headquartered in the Midwest (Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin) with assets between $350 million and $500 million, that Stephens Inc. deemed relevant, including:

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CITBA Financial Corporation

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Iowa First Bancshares Corp.

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Wayne Savings Bancshares, Inc.

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West Shore Bank Corporation

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Oxford Bank Corporation

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FCN Banc Corp.

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First Bancorp of Indiana, Inc.

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SVB&T Corporation

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FNBH Bancorp, Inc.

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Madison County Financial, Inc.

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FFD Financial Corporation

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Andover Bancorp, Inc.

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FFW Corporation

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HFB Financial Corporation

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Baraboo Bancorporation, Inc.

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Eastern Michigan Financial Corporation

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Liberty Bancshares, Inc.

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First Bancshares, Inc.

Stephens Inc. calculated various financial multiples for each company, including: (i) price compared to tangible book value (TBV) as of March 31, 2019 (or December 31, 2018 when March 31, 2019 data was unavailable); (ii) price compared to earnings for the most recent LTM ended March 31, 2019 (or December 31, 2018 when March 31, 2019 was unavailable). Stephens Inc. reviewed the median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Choice implied by the merger consideration. The results of the selected public companies analysis are summarized below:
	Price/ TBV	Price/ LTM Earnings
Median	113%	11.5x
25th Percentile	105%	9.7x
75th Percentile	119%	13.3x
Merger Consideration	202%	16.2x

Furthermore, Stephens Inc. applied the 25th percentile and 75th percentile relative valuation multiples for each of the metrics to Choice’s actual and projected financial results and determined the implied equity price of Choice common stock and then compared those implied equity prices to the merger consideration of  $73.5 million. For purposes of this analysis, implied equity price is based on all outstanding common stock and common stock awards of Choice. The results of this are summarized below:
	Implied Equity Price:
($ in millions)	Price/ TBV	Price/ LTM Earnings
25th Percentile	$38.2	$44.0
75th Percentile	$43.1	$60.3
Merger – Consideration	$73.5	$73.5
Selected Transaction Analysis.   Stephens Inc. analyzed publicly available information relating to selected transactions announced since October 1, 2018 involving targets headquartered in the Midwest (Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin) with assets between $200 million and $1 billion.
Stephens Inc. also analyzed publicly available information relating to selected transactions announced since October 1, 2018 involving nationwide targets with assets between $200 million and $1 billion and LTM ROAA greater than 1.0%. Stephens Inc. prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included (public announcement date of transaction shown in parenthesis):
Regional:
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Acquisition of STC Bancshares Corp. by Wintrust Financial Corporation (6/5/19)

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Acquisition of Liberty Bancorp, Inc. by Central Bancompany Inc. (4/10/19)

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Acquisition of County Bank Corp by ChoiceOne Financial Services (3/25/19)

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Acquisition of Citizens First Corporation by German American Bancorp Inc. (2/21/19)

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Acquisition of Partnership Community Bancshares, Inc. by Bank First Corporation (1/23/19)

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Acquisition of Blue Valley Ban Corp. by Heartland Financial USA, Inc. (1/16/19)

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Acquisition of HopFed Bancorp, Inc. by First Financial Corporation (1/7/19)

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Acquisition of Salin Bancshares, Inc. by Horizon Bancorp, Inc. (10/29/18)

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Acquisition of First Prestonsburg Bancshares, Inc. by Peoples Bancorp, Inc. (10/29/18)

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Acquisition of Peoples State Bank by Foote Financial Shares LLC (10/22/18)

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Acquisition of Oak Park River Forest Bankshares, Inc. by Byline Bancorp, Inc. (10/17/18)

National:
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Acquisition of Clarkston Financial Corporation by Waterford Bancorp, Inc. (6/5/19)

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Acquisition of Lighthouse Bank by Santa Cruz County Bank (5/28/19)

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Acquisition of Presidio Bank by Heritage Commerce Corp (5/16/19)

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Acquisition of Pegasus Bank by BancFirst Corporation (4/24/19)

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Acquisition of Liberty Bancorp, Inc. by Central Bancompany, Inc. (4/10/19)

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Acquisition of Heritage Bancorp by Glacier Bancorp, Inc. (4/3/19)

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Acquisition of County Bank Corp by ChoiceOne Financial Services, Inc. (3/25/19)

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Acquisition of Summit Financial Enterprise, Inc. by BancorpSouth Bank (3/5/19)

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Acquisition of Van Alstyne Financial Corporation by BancorpSouth Bank (3/5/19)

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Acquisition of Citizens First Corporation by German American Bancorp, Inc. (2/21/19)

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Acquisition of First Madison Bank & Trust by United Community Banks, Inc. (2/5/19)

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Acquisition of Partnership Community Bancshares, Inc. by Bank First Corporation (1/23/19)

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Acquisition of FNB Bancorp by Glacier Bancorp, Inc. (1/16/19)

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Acquisition of Uniti Financial Corporation by BayCom Corp (12/10/18)

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Acquisition of First Beeville Financial Corporation by Spirit of Texas Bancshares, Inc. (11/27/18)

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Acquisition of Biscayne Bancshares, Inc. by First Citizens BancShares, Inc. (11/16/18)

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Acquisition of Casey Bancorp, Inc. by BancorpSouth Bank (11/13/18)

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Acquisition of FPB Financial Corp. by First Bancshares, Inc. (11/6/18)

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Acquisition of Capital Bank of New Jersey by OceanFirst Financial Corp. (10/25/18)

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Acquisition of Peoples State Bank by Foote Financial Shares LLC (10/22/18)

Stephens Inc. examined valuation multiples of transaction value compared to the target companies’ most recent quarter (MRQ) TBV, LTM earnings and MRQ core deposits, where such information was publicly available. Core deposits are defined as total deposits less time deposits of  $100,000 or more. Stephens Inc. reviewed the median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Choice implied by the merger consideration. Furthermore, Stephens Inc. applied the median, 25th percentile and 75th percentile relative valuation multiples from the regional transactions and the median valuation multiples from the nationwide transactions to Choice’s MRQ TBV, LTM earnings and MRQ core deposits to determine the implied equity price and then compared those implied equity prices to the merger consideration of $73.5 million. The results of the selected transactions analysis are summarized below:
	Transaction Value/ MRQ TBV	Implied/ Equity Price ($M)
Regional – Median	162%	$58.9
Regional 25th Percentile	152%	$55.2
Regional 75th Percentile	186%	$67.7
Merger Consideration	202%	$73.5
	Transaction Value/ LTM Earnings	Implied Equity Price ($M)
Regional – Median	14.6x	$66.2
Regional 25th Percentile	13.1x	$59.4
Regional 75th Percentile	16.0x	$72.5
Merger Consideration	16.2x	$73.5
	Premium to Core Deposits	Implied Equity Price ($M)
Regional – Median	7.8%	$51.2
Regional 25th Percentile	6.6%	$48.9
Regional 75th Percentile	8.3%	$52.2
Merger Consideration	19.6%	$73.5

	Transaction Value/ MRQ TBV	Implied/ Equity Price ($M)
National – Median	185%	$67.3
National 25th Percentile	167%	$60.9
National 75th Percentile	198%	$72.0
Merger Consideration	202%	$73.5
	Transaction Value/ LTM Earnings	Implied Equity Price ($M)
National – Median	13.7x	$62.1
National 25th Percentile	12.5x	$56.6
National 75th Percentile	14.6x	$66.2
Merger Consideration	16.2x	$73.5
	Premium to Core Deposits	Implied Equity Price ($M)
National – Median	11.2%	$57.7
National 25th Percentile	8.1%	$51.8
National 75th Percentile	14.2%	$63.4
Merger Consideration	19.6%	$73.5
Discounted Cash Flow Analysis.   Stephens Inc. analyzed the discounted present value of Choice’s projected free cash flows for the quarter ending September 30, 2019 through the year ending December 31, 2024 on a standalone basis. Stephens Inc. used tangible-common-equity-to-tangible-assets in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.
The discounted cash flow analysis was based on the projections as prepared by the management of Choice. Consistent with the periods included in the projections, Stephens Inc. used calendar year 2023 as the final year for the analysis and applied multiples, ranging from 10.0x to 12.0x, to calendar year 2024 net income in order to derive a range of terminal values for Choice in 2023.
The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 12.0% to 14.0%. Stephens Inc. reviewed the range of prices derived in the discounted cash flow analysis and compared them to the price for Choice implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:
Implied Equity Price ($M)
Minimum	$47.7
Maximum	$58.1
Merger Consideration	$73.5
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens Inc. considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgements as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Stephens Inc. as to the actual value of Choice.
In performing its analyses, Stephens Inc. made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Choice. The analyses performed by Stephens Inc. are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Choice board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens Inc. of the fairness, from a financial point of view, to the public shareholders of Choice of the merger consideration to be received by such holders in connection with the proposed merger transaction pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens Inc. was one of many factors taken into account by the Choice board in making its determination to approve the merger transaction. Neither Stephens Inc.’s opinion nor the analyses described above should be viewed as determinative of the Choice board of directors’ or Choice management’s views with respect to Choice, Nicolet or the merger transaction. Stephens Inc. provided advice to Choice with respect to the proposed transaction. Stephens Inc. did not, however, recommend any specific amount of consideration to the Choice board or that any specific merger consideration constituted the only appropriate consideration for the merger transaction. Choice placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens Inc.
The Stephens Inc. opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on or before June 20, 2019, and any material change in such circumstances and conditions may affect the opinion of Stephens Inc., but Stephens Inc. does not have any obligation to update, revise or reaffirm that opinion. Stephens Inc. relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Choice since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Stephens Inc. that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Stephens Inc. incomplete or misleading in any material respect.
Choice has agreed to pay Stephens Inc. a fee equal to 1.10% of the transaction value for advisory services in connection with the merger transaction upon the closing of the transaction. This fee will be reduced by a retainer fee in the amount of $25,000 that Choice paid Stephens Inc. in connection with its engagement as Choice’s financial advisor and a fee of $150,000 for services rendered in connection with the delivery of its opinion. Choice has also agreed to reimburse Stephens Inc. for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Stephens Inc. against certain liabilities arising out of its engagement. Except as described above, Choice has paid Stephens Inc. no other fees or commissions for other services during the last two years. Within the past three years Stephens Inc. provided financial advisory services to another company that was acquired by Nicolet.
Stephens Inc. is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Stephens Inc. may trade in the securities of Choice and Nicolet for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stephens Inc. may provide investment banking, financial advisory and other financial services to Choice and/or Nicolet or other participants in the merger transaction in the future, for which Stephens Inc. may receive compensation.
Prospective Financial Information of Choice
Choice does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Choice has prepared the prospective financial information set forth in this proxy statement-prospectus to present certain unaudited prospective financial information regarding Choice’s future operations for the quarter ending September 30, 2019 through the year ending December 31, 2024 (which we refer to in this proxy statement-prospectus as the “Choice projections”). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Choice’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Choice. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Choice’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Choice projections, which were prepared by management of Choice, were prepared solely for internal use and are subjective in many respects. The Choice projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Choice, all of which are difficult to predict and many of which are beyond the control of Choice. The Choice projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Choice can give no assurance that the Choice projections and the underlying estimates and assumptions will be realized. In addition, because the Choice projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Choice projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of Choice, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this proxy statement-prospectus entitled “Risk Factors” and “A Warning About Forward-Looking Statements,” beginning on page 8 and page 11, respectively.
Furthermore, the Choice projections do not take into account any circumstances or events occurring after the date they were prepared. Choice can give no assurance that, had the Choice projections been prepared as of the date of this proxy statement-prospectus, similar estimates and assumptions would be used. Neither Nicolet nor Choice intend to, and each disclaims any obligation to, make publicly available any update or other revision to the Choice projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Choice projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Choice of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Choice projections do not take into account the effect of any possible failure of the merger to occur. None of Choice, Nicolet or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Choice or Nicolet, or any other person, regarding Nicolet’s actual performance compared to the information contained in the Choice projections or that projected results will be achieved.
In light of the foregoing, and considering that the Choice special meeting will be held several months after the Choice projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Choice are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.
Choice projected total assets to grow to $601 million at December 31, 2023 — a rate of approximately 7% annually. During this period, loans were projected to grow approximately 7% annually and deposits were projected to grow approximately 5% annually. All projections are based solely on organic growth relying on greater market share penetration as the overall market is expected to grow at less than half of these levels. Net income was expected to grow approximately 6% annually based on projected balance sheet growth.

Interests of Certain Persons in the Merger
General
The directors and executive officers of Choice have interests in the transaction in addition to their interests generally as shareholders of Choice. These interests are described below. The board of directors of each of Nicolet and Choice was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.
Employment Agreements.   Choice has entered into separate employment agreements with each of the following Choice officers: J. Scott Sitter, Stanley Leedle, John Glynn and Fred Siemers. Each Employment Agreement provides for severance benefits upon a termination of employment in connection with a change in control of an amount equal to two times the sum of  (a) such employee’s base salary plus (b) the annual cash incentive bonus earned by such officer for the most recently completed calendar year. If such officer’s employment is terminated in connection with a change in control, the severance shall be paid in a single lump sum within thirty days of termination of employment. Each officer has also agreed not to compete during and following termination of employment and not to solicit employees or customers following termination of employment, regardless of the reason for such termination of employment. The Employment Agreements also include standard non-disclosure of confidential information provisions.
The following chart shows the potential contractual payments to Choice’s executive officers pursuant to such Employment Agreements in the event of their severance of employment following consummation of the merger.
Executive Officer	Severance Payment
J. Scott Sitter	$651,370
Stanley Leedle	$390,000
John Glynn	$446,400
Fred Siemers	$390,000
Potential Employment with Nicolet.   Nicolet has had preliminary discussions with certain Choice executive officers about the possibility of the executives continuing employment with Nicolet, including preliminary discussions regarding base salary and other terms of potential employment agreements. In recognition of the potential contractual obligations discussed above in the event of severance of employment following consummation of the merger, any employment agreement for continued employment may include a signing bonus to offset all or some of the lost severance payment. The merger agreement does not impose any requirement on Nicolet regarding retention or compensation of the Choice executive officers. At this time, it is expected that certain of Choice’s executive officers may enter into employment agreements with Nicolet between the date of this proxy statement-prospectus and the closing of the merger. The terms of these potential employment agreements have not been finalized.
Payments in Respect of Choice Stock Options.   Choice has granted certain of its executive officers stock options under the Choice 2006 Stock Incentive Plan and the Choice 2016 Stock Incentive Plan. The merger agreement provides that, immediately prior to the effective time of the merger, each Choice Stock Option (whether vested or not) shall be cancelled in exchange for cash in an amount equal to the product of (i) the number of shares of Choice common stock subject to such Choice Stock Option and (ii) the excess of the product of  (x) the Nicolet Common Stock Price and (y) the exchange ratio over the exercise price per share of the Choice common stock subject to such Choice Stock Option. The following chart shows the potential cash payments to Choice’s executive officers pursuant to outstanding stock option awards (assuming, in each case, that the amount calculated as the product of  (x) and (y) in the immediately foregoing sentence is $30.00).

Executive Officer	Payment
J. Scott Sitter	$81,933
Stanley Leedle	$38,805
John Glynn	$25,875
Fred Siemers	$198,000
Indemnification and Insurance.   The merger agreement provides that certain indemnification and insurance arrangements for Choice’s current officers and directors will be continued for six years after the completion of the transactions. For a summary of the indemnification provisions, see the section entitled “The Merger Agreement — Indemnification and Insurance.”
Supplemental Life Insurance.   Choice has entered into a separate Supplemental Life Insurance Plan with each of the following Choice officers: J. Scott Sitter, Stanley Leedle and John Glynn. Each Supplemental Life Insurance Plan requires Choice to acquire a life insurance policy for the purpose of insuring such officer’s life and allows such officer to designate a beneficiary to receive the percentage of the death proceeds from the policy designated by Choice. The right to such proceeds shall become vested upon the occurrence of a change in control (meaning the officers will not forfeit any right to a benefit under their respective Supplemental Life Insurance Plans upon any termination of employment following a change in control).
Trading Market for Nicolet Stock
The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Nicolet following completion of the merger. See “Resale of Nicolet Common Stock” at page 31.
Nicolet’s common stock is currently traded on the Nasdaq Capital Market, and the merger agreement requires that the shares issued in the merger also be eligible for trading on the Nasdaq Capital Market. The trading volume of Nicolet’s common stock is less than that of other larger financial services companies, and there is no guarantee that a liquid market for shares of Nicolet common stock will exist in the future.
Nicolet Dividends
The holders of Nicolet common stock receive dividends if and when declared by the Nicolet board of directors out of legally available funds. Nicolet’s board of directors has not declared a dividend since its inception in 2000. The board currently anticipates that all earnings, if any, will be used for working capital, to support Nicolet’s operations and to finance the growth and development of its business, including the merger and integration of Choice. Any future determination relating to dividend policy will be made at the discretion of Nicolet’s board of directors and will depend on a number of factors, including the company’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, stock repurchase strategy and other factors that the board of directors may deem relevant.
Potential Adjustment to Exchange Ratio
The merger agreement provides that the exchange ratio is fixed unless the Nicolet Common Stock Price (defined in the merger agreement as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date) is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price. In the event that the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration as set forth in the merger agreement.
Based on 9,327,420 shares of Nicolet common stock outstanding at June 30, 2019, and an exchange ratio of 0.5 on Choice common stock outstanding, the number of shares of Nicolet common stock to be issued in the merger would equal approximately 11% of Nicolet’s outstanding shares of common stock following the merger.

Surrender and Exchange of Choice Stock Certificates
At the effective time of the merger, Choice shareholders will automatically become entitled to all of the rights and privileges afforded to Nicolet shareholders as of that time. However, the actual physical exchange of Choice common stock certificates representing shares of Nicolet common stock will occur after the merger. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for surrendering and exchanging your shares.
If the merger is completed, Nicolet or Nicolet’s exchange agent will send or cause to be sent to each of Choice’s shareholders a letter of transmittal and other customary transmittal materials providing written instructions for exchanging Choice common stock certificates for the merger consideration in accordance with the merger agreement. Each Choice stock certificate outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.
Nicolet will delay paying former shareholders of Choice who become holders of Nicolet common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Nicolet common stock following the effective time of the merger until they have surrendered their certificates evidencing their Choice common stock, at which time Nicolet will pay any such dividends or other distributions without interest.
You should not send in your Choice stock certificate(s) until you have received the letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy card.
Assuming the merger has been consummated, after the exchange agent receives your Choice certificate(s), together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Nicolet common stock (in certificated or book entry form, together with any withheld dividends or other distributions, but without interest thereon) and any cash due (whether as a result of exercising dissenters’ rights, cash in lieu of fractional shares or otherwise), without interest. Within five business days after consummation of the merger, the exchange agent will send a transmittal letter to all Choice shareholders who did not previously tender their shares.
Shareholders who cannot locate their stock certificates are urged to contact Choice’s transfer agent promptly:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone Toll Free: (800) 937-5449
Telephone Local: (718) 821-8124
Choice will issue a new stock certificate (or provide book entry) to replace the lost certificate(s) only if the shareholder of Choice signs an affidavit certifying that his, her or its certificate(s) cannot be located and containing an agreement to indemnify Choice and Nicolet against any claim that may be made against Choice or Nicolet by the owner of the certificate(s) alleged to have been lost or destroyed. Choice or Nicolet may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Choice and Nicolet.
Resale of Nicolet Common Stock
The shares of Nicolet common stock to be issued in the merger will be registered under the Securities Act. Choice shareholders who are not affiliates of Nicolet may generally freely trade their Nicolet common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of Nicolet after the merger.
Those shareholders who are deemed to be affiliates of Nicolet may only sell their Nicolet common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without registration with the SEC, volume limitations and other restrictions on the manner of sale of the shares.

Regulatory and Other Required Approvals
Federal Reserve
The Federal Reserve must approve the merger before it can be completed or waive the application. Nicolet filed a waiver request in connection with the Federal Reserve’s approval of the merger on August 21, 2019 pursuant to Section 225.12(d)(2) of Regulation Y. If the waiver is denied, Nicolet will need to submit an application. In reviewing that waiver request, the Federal Reserve is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Nicolet, including its subsidiaries, and of Choice, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of Nicolet;

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the convenience and needs of the communities to be served; and

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the effectiveness of Nicolet and Choice in combating money laundering activities.

If the waiver request is not granted and Nicolet is required to file an application, the application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended (the “CRA”). The Federal Reserve is also required to ensure that the proposed transaction would not violate Wisconsin law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Wisconsin community reinvestment laws and any Wisconsin antitrust statutes.
OCC
The merger of Choice Bank with and into Nicolet National Bank requires the approval of the OCC. Nicolet filed an Interagency Bank Merger Application for approval of the bank merger with the OCC on July 10, 2019 and received approval from the OCC on August 16, 2019. In evaluating the bank merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the bank merger if:
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it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

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its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the later of the date of OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

WDFI
In addition to the required approvals of the Federal Reserve and OCC discussed above, the merger also requires the approval of the WDFI. Nicolet filed an application with the WDFI on July 19, 2019 pursuant to Section 221.0901 of Wisconsin banking law. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.
In connection with or as a result of the merger, Nicolet or Choice may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Nicolet common stock to be issued in exchange for Choice common stock in the merger has been registered with the SEC and will be issued pursuant to available exemptions from registration under state securities laws.
Status and Effect of Approvals
All regulatory applications and notices required to be filed prior to the merger are in process. Nicolet and Choice contemplate that they will complete the merger on November 8, 2019, assuming the receipt of all required regulatory approvals, approval by Choice shareholders, and the satisfaction or waiver of all other closing conditions.
Nicolet and Choice believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.
While Nicolet and Choice believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.
We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.
Accounting Treatment of the Merger
Nicolet is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Choice at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Choice.

THE MERGER AGREEMENT
This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference.
General; Business and Operations after the Merger
If the shareholders of Choice approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Choice will merge with and into Nicolet. Following the consummation of the merger, Choice Bank will merge with and into Nicolet National Bank with Nicolet National Bank surviving the merger. Choice Bancorp, Inc. and Choice Bank will cease to exist after the merger, and the business of Choice Bank will be conducted through Nicolet National Bank.
What Choice’s Shareholders Will Receive in the Merger
If the merger is completed, Choice shareholders will receive 0.5 of a share of Nicolet common stock for each share of Choice common stock.
The exchange ratio may fluctuate in the event that the Nicolet Common Stock Price (defined in the merger agreement to equal the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date), is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price. In the event that the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration as set forth in the merger agreement.
No payment will be made with respect to shares of Choice common stock held in the treasury of Choice; shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted); shares underlying Choice Stock Options; and dissenting shares. Upon consummation of the merger, all such shares, referred to herein as the “cancelled shares,” will be canceled and extinguished.
No fractional shares of Nicolet common stock will be issued in connection with the merger. Instead, Nicolet will make a cash payment without interest to each shareholder of Choice who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Nicolet common stock otherwise issuable to such shareholder by the Nicolet Common Stock Price.
Potential Adjustment of Exchange Ratio
The merger agreement provides that the exchange ratio is fixed unless the Nicolet Common Stock Price (defined in the merger agreement as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the thirty trading day period ending on the third trading day prior to the closing date) is (a) greater than $67.00, in which case the exchange ratio would become floating at the quotient of  $33.50 divided by the Nicolet Common Stock Price, or (b) less than $55.00, in which case the exchange ratio would become floating at the quotient of  $27.50 divided by the Nicolet Common Stock Price. In the event that the Nicolet Common Stock Price falls below $55.00 per share, in lieu of adjusting the exchange ratio, Nicolet may elect to add a cash component to the merger consideration as set forth in the merger agreement.
Based on 9,327,420 shares of Nicolet common stock outstanding at June 30, 2019, and an exchange ratio of 0.5 on Choice common stock outstanding, the number of shares of Nicolet common stock to be issued in the merger would equal approximately 11% of Nicolet’s outstanding shares of common stock following the merger.

Dissenters’ Rights
Holders of shares of Choice common stock who properly elect to exercise the dissenters’ rights provided for in Subchapter XIII of the WBCL will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his, hers or its pro rata portion of the merger consideration. See “Dissenters’ Rights” on page 55 and Appendix C for additional information.
Effect of the Merger on Choice Stock Options
As of June 30, 2019, there were 118,783 shares of Choice common stock underlying Choice Stock Options. Pursuant to the merger agreement, each Choice Stock Option outstanding immediately prior to the effective date (whether vested or not) shall be cancelled in exchange for a cash payment (without interest and less applicable withholding Taxes) equal to the product of  (i) the number of shares of Choice common stock subject to such Choice Stock Option immediately prior to the effective time of the merger and (ii) the excess, if any, of the product of  (x) the Nicolet Common Stock Price and (y) the exchange ratio, subject to any adjustment, over the exercise price per share of Choice common stock subject to such Choice Stock Option immediately prior to the effective time of the merger.
Closing and Effective Time of the Merger
The merger will be completed only if all of the following occur:
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the merger agreement is approved by a majority of Choice’s shareholders;

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all required regulatory consents and approvals are obtained; and

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all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger is expected to occur on November 8, 2019.
Representations and Warranties in the Merger Agreement
Choice and Nicolet have made customary representations and warranties to each other as part of the merger agreement. Choice’s representations and warranties are contained in Article 3 of the merger agreement and relate to, among other things:
•
its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, properties and financial statements;

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pending and threatened litigation against Choice and its subsidiaries;

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Choice Bank’s loan portfolio and allowance for loan losses;

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its insurance, employee benefits, tax and environmental matters;

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its legal and regulatory compliance;

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its contractual obligations and contingent liabilities; and

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its financial statements and regulatory filings.

Nicolet’s representations and warranties are contained in Article 4 of the merger agreement and relate to, among other things:
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its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, financial statements and public filings with the SEC;

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pending and threatened litigation against Nicolet and its subsidiaries;

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Nicolet National Bank’s loan portfolio and allowance for loan losses;

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its employee benefits, tax and environmental matters;

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legal and regulatory compliance; and

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the shares of Nicolet common stock to be issued in the merger.

Each party’s representations and warranties are for the benefit of the other; they are not for the benefit of and may not be relied upon by shareholders. The representations and warranties of the parties will not survive the closing of the merger.
Conditions to the Merger
The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:
•
the representations and warranties made by each party in the merger must be accurate as of the closing date of the merger;

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each party must have performed or complied in all material respects with all covenants and obligations as established in the merger agreement;

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approval by Choice’s shareholders of the merger agreement by the required vote;

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an absence of any commenced or pending legal proceeding that challenges any of the contemplated transactions or that may have the effect of preventing, delaying or making illegal or otherwise interfering with any of the contemplated transactions;

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approval of the merger and the transactions contemplated thereby by the Federal Reserve, OCC and WDFI without imposing any restrictions that would have a “material adverse effect,” as defined in the merger agreement, on either Nicolet or Choice;

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the registration statement has become effective under the Securities Act;

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the absence of a stop order suspending the effectiveness of Nicolet’s registration statement under the Securities Act with respect to the shares of Nicolet common stock to be issued to the Choice shareholders;

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both parties shall have received a certificate signed by an executive on behalf of the other party certifying that such party’s representations and warranties are accurate and that all covenants and obligations have been performed;

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receipt by Choice and Nicolet of a tax opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a tax-free reorganization under the Internal Revenue Code;

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Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet common stock to be delivered in the merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet common stock;

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as of the Closing Date, Choice shall have Tangible Common Equity (as defined in the merger agreement) of no less than $36 million (Choice’s tangible common equity was $39 million as of June 30, 2019);

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the absence of any material adverse change in the financial condition, results of operations, business or prospects of either Choice or Nicolet;

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each party shall have obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties; and

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the absence of an order, decree or injunction enjoining or prohibiting completion of the merger.

The conditions to the merger are set forth in Articles 8 and 9 of the merger agreement.
The parties intend to complete the merger on November 8, 2019; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment
Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any material change in the terms of the merger agreement after the Choice special shareholders’ meeting may require a re-solicitation of votes from Choice’s shareholders with respect to the amended merger agreement.
Business of Choice Pending the Merger
The merger agreement requires Choice to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement.
Among other things, and subject to certain specified exceptions, Choice may not, without Nicolet’s consent, take or agree to take any of the following actions:
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conduct its business in any manner other than in the ordinary course of business in all material respects;

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take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Choice or Nicolet to obtain any of the required regulatory approvals, to provide Choice’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;

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other than pursuant to the terms of any contract to which Choice is a party that is outstanding on the date of the merger agreement: (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Choice capital stock or any security convertible into Choice capital stock; (ii) permit any additional shares of Choice capital stock to become subject to new grants; or (iii) grant any registration rights with respect to shares of Choice capital stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Choice capital stock (other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries);

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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Choice capital stock (other than repurchases of shares of Choice common stock in the ordinary course of business to satisfy obligations under Choice benefit plans);

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amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (i) any contract that is material to Choice’s operations; (ii) any material restriction on the ability of Choice or its subsidiaries to conduct its business as it is presently being conducted; or (iii) any contract or other binding obligation relating to any class of Choice capital stock or rights associated therewith or any outstanding instrument of indebtedness;

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enter into loan transactions not in accordance with, or consistent with, past practices of Choice Bank or that are on terms and conditions that, to the knowledge of Choice, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Choice Bank’s formal loan policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such loan policy;

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other than incident to a reasonable loan restructuring, extend additional credit to any individual or entity, or any director or officer of, or any owner of a material interest in, such entity if such person or entity is the obligor under any indebtedness to Choice or any of its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Choice or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Choice or any of its subsidiaries;
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maintain an allowance for loan and lease losses which is not appropriate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Choice loans previously charged-off, on Choice loans and leases outstanding (including accrued interest receivable);

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fail to: (i) charge-off any Choice loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement; or (ii) place on nonaccrual any Choice loans or leases that are past due greater than ninety (90) days;

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Choice and its subsidiaries, taken as a whole;

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Choice and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

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purchase any equity security for its investment portfolio that is inconsistent with Choice Bank’s formal investment policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such investment policy;

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amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Choice or its subsidiaries;

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become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Choice employee (or newly hired employees), director or shareholder;

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accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Choice benefit plans;

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cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Choice benefit plan;

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materially change any actuarial assumptions used to calculate funding obligations with respect to any Choice benefit plan that is required by applicable legal requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;

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conduct the administration of the Choice benefit plan in any manner other than in the ordinary course of business;

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hire any new employees with an annual salary in excess of  $75,000;

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incur or guarantee any indebtedness for borrowed money other than deposits or overnight fed funds or enter into any capital lease or leases; or, except in the ordinary course of business, (i) lend any money or pledge any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any lien any of its assets or sell, assign or transfer any of its assets in excess of  $50,000 in the aggregate; or (iii) incur any other liability or loss representing, individually or in the aggregate, over $50,000;

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enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $150,000 and that would not: (i) impose any material restriction on the business of Choice or its subsidiaries; or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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agree to take, make any commitment to take, or adopt any resolutions of the Choice board of directors in support of, any of the prohibited actions listed immediately above.

The above restrictions on Choice’s business activities are set forth in Section 5.2 of the merger agreement.
Business of Nicolet Pending the Merger
The merger agreement requires Nicolet to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement.
Among other things, and subject to certain specified exceptions, Nicolet may not, without Choice’s consent, take or agree to take any of the following actions:
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conduct its business in any manner other than in the ordinary course of business in all material respects;

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take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Nicolet or Choice to obtain any of the required regulatory approvals, to provide Nicolet’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet capital stock, other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries;

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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet capital stock, other than (i) repurchases of shares of Nicolet common stock in the ordinary course of business to satisfy obligations under Nicolet benefit plans, or (ii) repurchases pursuant to Nicolet’s common stock repurchase program;

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maintain an allowance for loan and lease losses which is not appropriate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Nicolet loans previously charged-off, on Nicolet loans and leases outstanding (including accrued interest receivable);

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Nicolet and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

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amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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agree to take, make any commitment to take, or adopt any resolutions of the Nicolet board of directors in support of, any of the prohibited actions listed immediately above.

The above restrictions on Nicolet’s business activities are set forth in Section 6.2 of the merger agreement.
Covenants of the Parties
In addition to the above restrictions on each party’s business activities prior to consummation of the merger and the covenants discussed elsewhere in this summary of the merger agreement, the parties have agreed to the following covenants:
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the parties shall cooperate and use reasonable best efforts to obtain the required regulatory approvals;

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the parties are required to prepare and file a proxy statement-prospectus with the SEC, and Nicolet shall use reasonable best efforts to have such proxy statement-prospectus declared effective and to keep it effective as long as necessary to consummate the merger, and Choice shall use its reasonable best efforts to cause the proxy statement-prospectus to be mailed to its shareholders;

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Choice has agreed that the information to be included in the proxy statement-prospectus shall not be false or misleading;

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Choice shall call a shareholders’ meeting for the purpose of approving the merger agreement and the merger, and Choice’s board of directors shall use reasonable best efforts to obtain approval of the merger;

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each party shall give the other prompt notice of any changes that would constitute a material breach of the merger agreement;

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the parties shall use commercially reasonable efforts to cause the merger to qualify as a reorganization under the Internal Revenue Code, and shall deliver such certificates and other documents necessary for Nicolet’s counsel to issue its opinion that the merger qualifies as a reorganization;

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Nicolet shall maintain employee benefit plans and compensation opportunities that, in the aggregate, are no less favorable than the employee benefit plans and compensation opportunities made available to similarly-situated Nicolet employees, and Nicolet has agreed to credit Choice employees for their years of service at Choice to the same extent as if that service had been with Nicolet under the applicable Nicolet benefit plans;

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Choice has agreed to take all appropriate actions, upon the request of Nicolet, to amend, suspend or terminate any benefit plans;

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Choice has agreed, if requested by Nicolet, to use commercially reasonable efforts to repay in full to any lending parties all indebtedness owing under any agreement representing indebtedness incurred by Choice outstanding at the time of the merger agreement, which may include (i) payment of a dividend by Choice Bank in the amount sufficient to enable Choice to make any requested repayments, and/or (ii) approval by regulatory authorities necessary to enable Choice to make any requested repayments;

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Nicolet has agreed to authorize and reserve the number of shares of Nicolet common stock necessary to constitute the merger and to cause such shares to be approved for listing on the Nasdaq Capital Market;

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Nicolet shall take such action to cause the acquisition of Nicolet common stock in the merger to be exempt under Exchange Act Rule 16b-3; and

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the parties shall consult concerning the defense of any shareholder litigation.

No Solicitation of Alternative Transactions
Choice was required to immediately cease any negotiations with any person regarding any Acquisition Proposal, as defined in the merger agreement, existing at the time the merger agreement was executed. In addition, Choice may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by its board of directors in good faith, after consultation with its legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with Choice. Subject to the same fiduciary duties, Choice’s board may not withdraw its recommendation to its shareholders of the merger or recommend to its shareholders any such other transaction.
Choice was also required to instruct its officers, directors, agents, and affiliates to refrain from taking such action prohibited by the merger agreement and is required to notify Nicolet immediately if it receives any inquiries from third parties. However, no director or officer of Choice is prohibited from taking any action that the board of directors determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.
Indemnification and Insurance
Nicolet has agreed to provide certain indemnification in favor of the directors, officers and employees of Choice and its subsidiaries with respect to matters occurring prior to or at the effective time of the merger. Nicolet will cause the officers and directors currently covered by Choice’s policy to be covered by a directors’ and officers’ liability insurance policy for six years following the effective time of the merger, subject to certain conditions provided in Section 6.3 of the merger agreement.

Termination of the Merger Agreement; Termination Fee
The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:
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by mutual consent of Choice’s board of directors and Nicolet’s board of directors;

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by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice, subject to a requirement in certain circumstances that the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

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by either party if any regulatory authority that must grant a required approval has denied approval of any of the contemplated transactions and such denial has become final and nonappealable; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory authority denial;

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by either party if any application, filing or notice for a required regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory request for withdrawal;

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by either party if Choice’s shareholders fail to approve the proposed merger; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the failure to obtain the approval of Choice’s shareholders;

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by either party if the merger is not consummated on or before June 26, 2020;

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by either party if any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

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by Choice, prior to receipt of its shareholders’ approval, to accept an Acquisition Proposal that Choice’s board of directors deems a Superior Proposal, as each term is defined in the merger agreement;

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by Nicolet, if Choice’s board of directors makes an adverse recommendation, whereby the Choice board of directors withdraws, qualifies or adversely modifies its recommendation to Choice shareholders that they vote in favor of the adoption and approval of the merger agreement;

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by Nicolet, if the holders of more than 10% of the outstanding shares of Choice common stock assert dissenters’ rights in compliance with Subchapter XIII of the WBCL;

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by Nicolet, if the Nicolet Common Stock Price is less than $55.00 per share; or

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by Choice, if the Nicolet Common Stock Price is less than $55.00 per share and Nicolet elects to leave the exchange ratio unchanged and does not supplement the consideration with a cash component sufficient to make the per share merger consideration equal to $27.50.

If Nicolet terminates the merger agreement because Choice’s board withdraws or changes its recommendation of the merger agreement, or if Choice terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, then Choice (or its successor) must pay Nicolet a termination fee of  $3.0 million. If an Acquisition Proposal is made, and if either party thereafter terminates the merger agreement either because the Choice shareholder approval was not obtained or because the merger is not consummated by June 26, 2020, and within 12 months of such termination Choice enters into a definitive agreement with respect to such Acquisition Proposal, then Choice (or its successor) must pay Nicolet a termination fee of  $3.0 million.
Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Choice and its controlling persons will survive any termination of the merger agreement.
Payment of Expenses Relating to the Merger
The parties will pay all of their own expenses related to negotiating and completing the merger, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement-prospectus, and all filing and other fees paid to the SEC, in each case in connection with the merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and Choice.
Affiliate Agreements
Each director of Choice has executed a Voting and Support Agreement, in which each such director agrees to vote all of his, her or its shares of Choice common stock in favor of the merger agreement.
Forms of the Voting and Support Agreements are attached as Exhibit B to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. These agreements may have the effect of discouraging third parties from making an Acquisition Proposal, as defined in the merger agreement. The following is a brief summary of the material provisions of the agreements:
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The director agrees to vote, or cause to be voted, in person or by proxy, all of the shares of Choice common stock that the director owns beneficially or of record in favor of the merger agreement, unless Nicolet is then in breach of the agreement.

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The director agrees, except for certain specific transfers set forth in the agreement, not to directly or indirectly transfer any of his, her or its Choice common stock until the closing date of the merger without prior written consent of Nicolet.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a summary description of the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Shareholders (as defined below) of Choice who hold the common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion constitutes the tax opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Nicolet, as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Choice common stock. This summary description deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all Choice shareholders in light of their particular circumstances or to Choice shareholders subject to special treatment under U.S. federal income tax laws, such as:
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Non-U.S. Shareholders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Shareholders” below);

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entities treated as partnerships for U.S. federal income tax purposes or Choice shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

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qualified insurance plans;

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tax-exempt organizations;

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qualified retirement plans and individual retirement accounts;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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regulated investment companies;

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real estate investment trusts;

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persons whose functional currency is not the U.S. dollar;

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persons who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

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persons who purchased or sell their shares of Choice common stock as part of a wash sale; or

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persons who hold the common stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code.

This discussion is based upon, and subject to, the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.
U.S. Shareholders
For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of Choice common stock that is:
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a citizen or resident of the U.S.;

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a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

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a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Choice common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.
Qualification of the Merger as a Reorganization
The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Nicolet and Choice to complete the merger is conditioned upon receipt of a tax opinion from Bryan Cave Leighton Paisner LLP to the effect that:
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the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

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each of Choice and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The tax opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement- prospectus is a part. The tax opinion is based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of Choice and Nicolet that, if incorrect in certain material respects, would jeopardize the conclusions reached by Bryan Cave Leighton Paisner LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.
Tax Implications to U.S. Shareholders
The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Shareholders.
Tax Consequences to U.S. Shareholders.   The U.S. federal income tax consequences of the merger to an owner of Choice common stock that is a U.S. Shareholder generally will depend on whether the Nicolet common stock received by the U.S. Shareholder in exchange for Choice common stock results in a payment of cash to the U.S. Shareholder (whether by issuance of a fractional share of Nicolet common stock or exercise of dissenter’s rights).
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Exchange solely for Nicolet Common Stock.   No gain or loss will be recognized by U.S. Shareholders upon the exchange of shares of Choice common stock solely for shares of Nicolet common stock pursuant to the merger, except in respect of cash received in lieu of the issuance of a fractional share of Nicolet common stock (as discussed below).

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Exchange of Cash in Lieu of Fractional Share.   A U.S. Shareholder who receives cash in lieu of the issuance of a fractional share of Nicolet common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the Choice shares exchanged in the merger which is allocable to the fractional share of Nicolet common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of Choice common stock is more than one year.

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Exchange for Cash and Nicolet Common Stock.   In the event that the Nicolet Common Stock Price is less than $55.00 and Nicolet elects to leave the exchange ratio unchanged and instead add additional cash consideration in an amount sufficient to bring the aggregate per share consideration to $27.50 per share, a U.S. Shareholder who receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of Nicolet common stock) and

Nicolet common stock in exchange for Choice common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of  (a) the sum of the amount of cash treated as received in exchange for Choice common stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of Nicolet common stock (including the fair market value of any fractional share) received in the merger, over (b) the U.S. Shareholder’s adjusted tax basis in the shares of Choice common stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger. Any taxable gain to a U.S. Shareholder on the exchange of Choice common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the shareholder has held such Choice common stock for more than one year in the case of long-term capital gain or one year or less in the case of short-term capital gain). If a U.S. Shareholder acquired different blocks of Choice common stock at different times or at different prices, such U.S. Shareholder’s basis and holding period in its shares of Nicolet common stock may be determined with reference to each block of Choice common stock. Such U.S. Shareholder should consult its individual tax advisor regarding the manner in which gain or loss should be determined.
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Tax Basis of Nicolet Common Stock Received in the Merger.   The aggregate tax basis of the Nicolet common stock (including a fractional share deemed received and sold for cash as described above) by those Choice shareholders that receive only Nicolet common stock (and cash in lieu of a fractional share) in the merger will equal the aggregate tax basis of the Choice common stock surrendered in the exchange.

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Holding Period of Nicolet Common Stock Received in the Merger.   The holding period for any Nicolet common stock received in the merger will include the holding period of the Choice common stock surrendered in the exchange.

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Exchange Resulting in Solely Cash.   A U.S. Shareholder who receives solely cash in exchange for Choice common stock as a result of cancellation of Choice Stock Options, exercising dissenter’s rights generally will recognize gain or loss in an amount equal to the difference between the cash received and the U.S. Shareholder’s adjusted tax basis in the shares of Choice common stock surrendered by such shareholder,. Any taxable gain to a U.S. Shareholder on the exchange of Choice common stock will generally be treated as capital gain, either long-term or short-term capital gain depending on such shareholder’s holding period for the Choice common stock. Each holder of Choice common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Consequences to Nicolet and Choice.   Neither Nicolet nor Choice will recognize taxable gain or loss as a result of the merger, except for, in the case of Choice, gain, if any, that has been deferred in accordance with the consolidated return regulations.
Tax Implications to Non-U.S. Shareholders
For purposes of this discussion, the term “Non-U.S. Shareholder” means a beneficial owner of Choice common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Shareholder. The rules governing the U.S. federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of those rules.
Tax Consequences to Non-U.S. Shareholders.   Any gain a Non-U.S. Shareholder recognizes from the exchange of Choice common stock for cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States, or (b) in the case of a Non-U.S. Shareholder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. Shareholders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, Non-U.S. Shareholders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. Shareholders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.
Dividends Paid with Respect to Nicolet Common Stock.   As a result of the merger, current shareholders of Choice common stock will hold Nicolet common stock. Dividends paid to Non-U.S. Shareholders (to the extent paid out of Nicolet’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of Nicolet common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividends are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, as discussed below. Even if a Non-U.S. Shareholder is eligible for a lower treaty rate, Nicolet will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments unless Nicolet has received a valid IRS Form W-8BEN or other documentary evidence establishing entitlement to a lower treaty rate with respect to such payments. If a Non-U.S. Shareholder holds the Nicolet common stock through a foreign financial institution or other foreign non-financial entity, a 30% withholding tax will be imposed on dividends paid to such “foreign financial institution” or other foreign non-financial entity unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner.
If a Non-U.S. Shareholder’s actual income tax liability is less than the amount withheld, due to withholding at a rate in excess of a reduced rate for which the Non-U.S. Shareholder may be eligible under a tax treaty or otherwise, the Non-U.S. Shareholder it may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisers regarding the possible implications of these withholding requirements.
Dividends that are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividend received by a Non-U.S. Shareholder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Tax Consequences if the Merger Does Not Qualify as a Reorganization
If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and if the parties to the merger waive this condition to closing and consummate the merger, the merger will be a fully taxable transaction to Choice and the shareholders of Choice common stock. For federal income tax purposes, the Merger will be deemed to be a sale of assets by Choice followed by a distribution of the sale proceeds by Choice to its shareholders in complete liquidation of Choice. Accordingly, Choice will recognize income, gain, loss, or deduction generally equal to the difference between (i) the sum of the total consideration received in the merger and Choice’s liabilities deemed assumed and (ii) the Choice’s adjusted tax basis in its assets. U.S. Shareholders will recognize gain or loss measured by the difference between the total consideration received in the merger and such shareholders’ tax basis in the shares of Choice common stock surrendered in the merger. Each shareholder of Choice common stock is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Choice common stock surrendered in the merger. The aggregate tax basis in the shares of Nicolet common stock received pursuant to the merger will be equal to the fair market value of such Nicolet common stock as of the closing date of the merger. The holding period of such shares of Nicolet common stock will begin on the date immediately following the closing date of the merger.

Backup Withholding and Information Reporting
In general, information reporting requirements may apply to the cash payments made to shareholders of Choice common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 24% if a U.S. Shareholder or Non-U.S. Shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.
Any amounts withheld from payments to shareholders of Choice common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Both U.S. Shareholders and Non-U.S. Shareholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
Medicare Tax on Net Investment Income
U.S. Shareholders are subject to a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts, including any gain recognized in connection with merger of Choice and Nicolet. In the case of an individual, the tax will be imposed on the lesser of  (i) the shareholder’s net investment income, or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases).

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
To the extent that they receive Nicolet common stock as merger consideration, Choice’s shareholders will become Nicolet shareholders following completion of the merger. Their rights as shareholders will then be governed by Nicolet’s articles of incorporation and bylaws rather than by Choice’s articles of incorporation and bylaws.
Nicolet and Choice are both corporations organized under the laws of the State of Wisconsin. The corporate affairs of Nicolet and Choice are governed generally by the provisions of the Wisconsin Business Corporation Law (the “WBCL”). The following is a summary of differences between the rights of Choice shareholders and Nicolet shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the WBCL, as well as the articles of incorporation and bylaws of each corporation. Choice shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders that would result from the proposed merger.
Authorized Capital Stock
Nicolet.   Nicolet’s articles of incorporation authorize it to issue 30,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, no par value, with such preferences, limitations and relative rights as determined by the board of directors. As of June 30, 2019, 9,351,359 shares were issued (including 23,939 shares of restricted stock granted but not yet vested under the Nicolet Stock Plans), 9,327,420 shares were outstanding, and no shares were treasury shares; and (ii) 10,000,000 shares of Nicolet’s preferred stock, no par value per share, of which: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C, are authorized, but no shares are outstanding.
As of June 30, 2019, no shares of Nicolet capital stock were reserved for issuance except for: (i) 1,610,407 shares of Nicolet Common Stock reserved for issuance pursuant to future awards under Nicolet Stock Plans, (ii) 1,479,657 shares of Nicolet Common Stock reserved for issuance in connection with outstanding stock options, restricted stock, or other equity awards under a Nicolet Stock Plan; (iii) 141,082 shares of Nicolet Common Stock reserved for issuance under Nicolet’s 401(k) plan; (iv) 64,634 shares of Nicolet Common Stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors; and (v) 145,494 shares of Nicolet Common Stock reserved for issuance under the Nicolet Bankshares, Inc. Employee Stock Purchase Plan.
Choice.   Choice’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, $1.00 par value, and 500,000 shares of preferred stock, $1.00 par value. As of June 30, 2019, there were 2,729,015 shares of Choice common stock issued and 2,400,921 shares outstanding and no shares of the authorized preferred stock were issued or outstanding. As of June 30, 2019, there were 118,783 shares of Choice common stock underlying Choice Stock Options.
Composition and Election of the Board of Directors
Nicolet.   Nicolet’s articles of incorporation and bylaws provide that the board of directors shall consist of not fewer than two nor more than 25 directors, with the exact number of directors to be set by resolution of the board. Its articles of incorporation provide for the election of directors by cumulative voting, which means that the number of votes each common shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
Choice.   Choice’s bylaws provide that the number of directors constituting the board of directors shall be 9 and that (a) the board of directors, and (b) if specified in a preferred stock resolution, the holders of Choice preferred stock shall have the power to increase or decrease the number of directors by resolution (provided, however, that no decrease may have the effect of shortening the term of any incumbent director).

The articles of incorporation provide that the number of directors shall not be less than three. Directors are elected by a plurality vote. The articles of incorporation do not provide for cumulative voting. Choice’s bylaws provide that each director serves for a term of three years and until his or her successor is elected and qualified, unless the director is removed, resigns, becomes unable to serve or dies. The bylaws also provide for a staggered board, comprised of three classes, each class’s term expiring on the third succeeding annual meeting after their election.
Director Nominations
Nicolet.   Under Nicolet’s bylaws, either directors or shareholders may nominate persons for election as Nicolet directors. Nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to Nicolet’s President no less than 14 and no more than 50 days before the meeting at which directors will be elected. If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the seventh day after the date on which notice of the meeting was mailed. The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock.
Choice.   Under Choice’s bylaws, either directors or shareholders may nominate persons for election to the board of directors. Nominations made by or on behalf of an existing shareholder shall be made by notice in writing, delivered or mailed to the secretary of the corporation not less than 60 days nor more than 270 days preceding the annual meeting. All shareholder notices, whether for director nominations or other proposals to be heard at an annual meeting, must contain in writing (a) the name and address of the shareholder or beneficial owner giving notice, (b) the class and number of shares of Choice capital stock which are owned by such shareholder or beneficial owner, (c) the date such shareholder or beneficial owner acquired such shares, and (d) a representation that shareholder is a shareholder of record and will remain such through the record date of the shareholders meeting in question. Shareholder notices relating to nomination for election to the board of directors must contain in writing, in addition to the abovementioned requirements, (i) the proposed nominee’s written consent to being named in Choice’s proxy statement as a director nominee and to serve as a director if nominated, (ii) the proposed nominee’s name, age, and business and residence addresses, (iii) the principal occupation of the proposed nominee, (iv) the class and number of shares of Choice capital stock beneficial owned by the proposed nominee, (v) a description of all arrangements between the shareholder or beneficial owner on whose behalf the nomination is made and the proposed nominee regarding such nomination, and (vi) such other information relating the proposed nominee as required to be disclosed by the proxy rules set forth in Regulation 14A under the Securities and Exchange act of 1934, as amended. The chairperson of the meeting may, in the chairperson’s discretion, discard any nominations deemed not to be made in accordance with these requirements.
Director Qualifications
Nicolet.   Under Nicolet’s bylaws, no person shall be eligible to be elected a director at any meeting of shareholders held on or after the date he or she attains age 72. The board of directors, at its discretion, may waive the age limitation or establish a greater age from time to time. Nicolet’s bylaws do not impose any other specific qualification requirements on directors.
Choice.   Choice’s bylaws provide that directors do not need to be residents of Wisconsin nor do they need to be shareholders of Choice capital stock. Choice’s articles of incorporation and bylaws do not impose any other specific qualification requirements on directors.
Board Committees
Nicolet.   Under the WBCL, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees, appoint members of the board of directors to serve on the committees and designate other members of the board of directors to serve as alternates. The WBCL provides that a committee may exercise the authority of the full board of directors except that it cannot approve or recommend to shareholders matters that require shareholder approval under the WBCL and it cannot adopt, amend or repeal a corporate bylaw. In addition to these restrictions, Nicolet’s bylaws provide that no board committee may approve dividends, fill board or committee vacancies without express authorization by the full board, amend the articles of incorporation, approve a plan of merger not requiring shareholder approval, approve the reacquisition of outstanding Nicolet capital stock except pursuant to parameters established by the full board, or approve the issuance of capital stock except to the extent authorized by the full board.
Choice.   Choice’s bylaws allow the board of directors to create one or more committees by a resolution approved by either a majority of directors in office at the time. Any committee created shall consist of two or more directors and shall, unless otherwise provided by the board of directors, serve at the pleasure of the board of directors. A committee may exercise, when the board of directors is not in session, any of the powers of the board of directors, except that a committee may not: (i) authorize distributions; (ii) approve or propose to shareholders action requiring shareholder approval; (iii) fill vacancies on the board of directors or any board committees; (iv) amend the articles of incorporation; (v) adopt amend or repeal the bylaws; (vi) approve a plan of merger not requiring shareholder approval; (vii) authorize or approve reacquisition of shares except by a formula or method under the direction of the board of directors; and (viii) authorize or approve the issuance or sale of shares or make determinations and designation of rights preferences and limitations of a class or series of shares unless within limits prescribed by the board of directors. The standing committees shall include an audit committee and a compensation committee.
Board Vacancies
Nicolet.   The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. Nicolet’s bylaws provide that any vacancy on the board, including a vacancy resulting from an increase in the number of directors, shall be filled by a majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of directors of the class to which he or she has been elected and until election of his or her duly qualified successor.
Choice.   Choice’s bylaws provide that any vacancy on the board, including a vacancy including a vacancy created by an increase in the number of directors, may be filled by the shareholders or the board of directors. If the directors remaining in office constitute fewer than a quorum, the directors may fill the vacancy by a majority vote of the remaining directors in office. If a vacancy was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy.
Director Removal
Nicolet.   Directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock entitled to vote in the election of directors, except that a director may not be removed if a number of cumulative votes sufficient to elect him or her is cast against his or her removal. Removal must be voted upon at a special shareholders’ meeting called for that purpose, and any vacancy so created may be filled by majority vote of the remaining directors. “Cause” is defined as conviction of a felony, a demand for removal by regulatory authorities or a determination by two-thirds of the directors then in office (excluding the director whose removal is being sought) that the director’s conduct was inimical to the best interests of Nicolet.
Choice.   Choice’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the shareholders if the number of votes cast to remove the director(s) exceeds the number cast not to remove him or her. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

Advance Notice of Shareholder Proposals
Nicolet.   Nicolet’s bylaws provide that in addition to any other requirements generally applicable to matters to be brought before an annual meeting of shareholders under Nicolet’s articles of incorporation or bylaws or the WBCL, a Nicolet shareholder who wishes to present a matter for consideration at such meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting. The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.
Choice.   See “Director Nominations” above for special provisions relating to shareholder notices and shareholder nominations of candidates for the board of directors. In addition to the abovementioned requirements for shareholder notice, notice relating to any business proposed to bring before an annual meeting shall contain a brief description of the nature of the business, the reasons for conducting such business and any material interest in such business of such requesting shareholder and beneficial owner.
Meetings of Shareholders
Nicolet.   Nicolet’s bylaws provide that annual meetings of shareholders will be held at such date as may be specified by the board of directors or Corporate Secretary. Subject to any contrary requirements of the WBCL, special meetings of shareholders may be called by either Nicolet’s Chief Executive Officer or President at the direction of the board of directors or by the holder(s) of at least 10% of Nicolet’s outstanding stock. Nicolet’s bylaws require at least ten and not more than sixty days’ notice of any meeting of shareholders.
Choice.   Choice’s bylaws provide that the annual meeting of the shareholders shall be held at any place designated by the board of directors. The articles of incorporation and bylaws do not provide any restrictions on time and place of the annual meeting. Special meetings of the shareholders may be called only by (i) the chairman, (ii) the secretary or any officer at the direction of the board of directors pursuant to a resolution, or (iii) written demand of the holders of not less than 10% of all the shares entitled to vote on the issue proposed for the meeting.
Shareholder Vote Requirements
Nicolet.   Except as described under “Board of Directors” above and “Mergers, Consolidations and Sales of Assets” below, and unless a greater number of votes is required under Nicolet’s articles of incorporation or the WBCL, a matter voted upon by Nicolet shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
Choice.   Except as described under “Board of Directors” above, and unless a greater number of votes is required under the WBCL, a matter voted upon by a quorum of Choice shareholders will be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. A majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, whether represented in person or by proxy, constitutes a quorum. Additionally, Choice shares owned by another corporation (directly or indirectly) are not entitled to vote if this corporation owns (directly or indirectly) sufficient shares to elect a majority of the directors of such other corporation.
Mergers, Consolidations and Sales of Assets
Nicolet.   Nicolet’s articles of incorporation provide that any merger or share exchange of Nicolet with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity will require the approval of either: (i) two-thirds of the directors then in office and a majority of the outstanding shares entitled to vote; or (ii) a majority of the directors then in office and two-thirds of the outstanding shares entitled to vote.
Nicolet’s articles of incorporation require that, in considering an offer of another party to make a tender or exchange offer for any equity security of Nicolet; to merge, effect a share exchange or otherwise combine Nicolet with any other corporation; or purchase or otherwise acquire all or substantially all of the assets of Nicolet, the board, in determining what is in the best interests of Nicolet and its shareholders, give due consideration to all relevant factors, including, without limitation, (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Nicolet and its subsidiaries, and on the communities within which Nicolet and its subsidiaries operate (it being understood that Nicolet National Bank is charged with providing support to and being involved in the communities it serves); and (b) the consideration being offered by the other party in relation to the then-current value of Nicolet in a freely negotiated transaction and in relation to the board’s then-estimate of the future value of Nicolet as an independent entity.
Choice.   Choice’s articles of incorporation and bylaws do not impose any restrictions or require any additional shareholder approval for any merger or consolidation of Choice. The WBCL provides that a sale of substantially all of the assets of a corporation requires approval by a majority of all of the votes entitled to be cast on the transaction.
Indemnification
Nicolet.   Nicolet’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, Nicolet shall indemnify a director or officer of Nicolet, and may indemnify an employee or agent of Nicolet, against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
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a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

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a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

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a transaction from which the director, officer, employee or agent derived an improper personal profit; or

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willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the WBCL. The right to indemnification under Nicolet’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet capital stock entitled to vote on the matter. Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
Choice.   Choice’s bylaws provide, in accordance with the WBCL, for the mandatory indemnification of a director, officer, employee or agent, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is or was a director, officer, employee or agent of the corporation. Choice’s bylaws also provide for indemnification in other instances pursuant to but not required by the WBCL (with no requirement that the director of officer be successful on the merits or otherwise), unless the director, officer, employee or agent is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
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a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

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a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

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a transaction from which the director, officer, employee or agent derived an improper personal profit; or

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willful misconduct.

The determination as to whether indemnification is proper shall be made in accordance with the WBCL. Choice may grant additional rights to indemnification and reimbursement of expenses. Indemnification in other circumstances shall be at the discretion of the board of directors and in accordance with the WBCL. Choice is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations. Choice’s bylaws also provide for indemnification and allowance of expenses in connection with a proceeding involving securities regulation.
The merger agreement provides that Nicolet will assume Choice’s indemnification obligations after the merger.
Amendments to Articles of Incorporation and Bylaws
Nicolet.   Nicolet’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL requires a higher vote, and subject to any rights of a class to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
Nicolet’s bylaws may be amended by the shareholders or by majority vote of the board of directors, except as otherwise provided in the WBCL and except as specified under “Indemnification” above. The WBCL requires shareholder approval for an amendment to any shareholder-adopted bylaw that states that the board may not amend it. Additionally, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders may not be adopted, amended or repealed by the board of directors. A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed as follows: (i) if originally adopted by the shareholders, only by the shareholders, unless the bylaw also permits board approval of the amendment, or (ii) if originally adopted by the board of directors, either by the shareholders or by the board of directors.
Choice.   Choice’s articles of incorporation may only be amended by the affirmative vote of the holders of a majority of the stock entitled to vote.
Choice’s bylaws may be amended either by the shareholders or, to the extent permitted by WBCL, by the board of directors. Bylaws amended by the board of directors may be altered amended, or repealed by the shareholders entitled to vote. The adoption or amendment of a bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect. Amendment to the bylaws providing for indemnification rights requires a vote of not less than two-thirds of Choice’s outstanding capital stock entitled to vote on such matters.

DISSENTERS’ RIGHTS
The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of Choice and Nicolet common stock under Wisconsin law. This description is qualified in its entirety by the full text of the relevant provisions of the WBCL, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the WBCL and consult a legal advisor before electing or attempting to exercise these rights.
General
Pursuant to the provisions of sections 180.1301 to 180.1331 of the WBCL, holders and beneficial holders of Choice common stock have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Choice common stock who fulfill the requirements of the WBCL summarized below and set forth in Appendix C will be entitled to assert dissenters’ rights in connection with the merger. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Appendix C in its entirety. A dissenters’ proceeding may involve litigation.
Preliminary Procedural Steps
Pursuant to the provisions of the WBCL, if the merger is consummated, in order to exercise dissenter’s rights you must have:
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given to Choice, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of common stock (hereinafter referred to as “shares”);

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not voted in favor of the merger; and

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complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights and the merger is consummated, you will receive the fair value of your shares as of the effective date of the merger. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the WBCL is not entitled to payment for his or her shares pursuant to the provisions of the WBCL and will only be entitled to receive the merger consideration as provided in the merger agreement.
Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters’ rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify Choice in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.
Written Dissent Demand
Voting against the merger will not independently satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected.
Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Choice Bancshares, Inc., 1041 North Westhaven Drive, Oshkosh, Wisconsin 54904, Attn: Corporate Secretary. The written notice must be delivered to Choice prior to the special meeting.

Dissenters’ Notice
If the shareholders of Choice approve the merger at the special meeting, Choice (or Nicolet as its successor) must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all Choice shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the date that the merger is approved by Choice’s shareholders and must:
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state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

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inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

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include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;

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set a date by which Choice (or Nicolet as its successor) must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

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be accompanied by a copy of sections 180.1301 to 180.1331 of the WBCL.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with Choice (or Nicolet as its successor) in accordance with the terms of the Dissenters’ Notice.
A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice will retain all of the rights of a shareholder or beneficial shareholder, respectively, until those rights are canceled or modified by the consummation of the merger. Choice may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.
A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. Choice (or Nicolet as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to Choice’s shareholders.
Payment
Except as described below, Choice (or Nicolet as its successor) must, as soon as the merger is effected or upon receipt of a payment demand, whichever is later, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount Choice (or Nicolet as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:
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recent financial statements of Choice;

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a statement of the estimate of the fair value of the shares;

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an explanation of how the interest was calculated;

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a statement of the dissenter’s right to demand payment under section 180.1328 of the WBCL if the dissenter is dissatisfied with the payment; and

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a copy of sections 180.1301 to 180.1331 of the WBCL.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Choice must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Choice (or Nicolet as its successor) must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and any dissenting shareholders must repeat the payment demand procedure described above.
Section 180.1328 of the WBCL provides that a dissenter may notify Choice (or Nicolet as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from Choice (or Nicolet as its successor), if:
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he or she believes that the amount paid or offered by Choice (or Nicolet as its successor) is less than the fair value of his or her shares or that Choice (or Nicolet as its successor) has calculated incorrectly the interest due;

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Choice (or Nicolet as its successor) fails to make payment within 60 days after the date set in the Dissenters’ Notice for demanding payment; or

•
Choice, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters’ Notice.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under sections 180.1328 unless such dissenting shareholder provides Choice (or Nicolet as its successor) with notice of his, her or its demand, in conformance with the notice requirements of section 180.0141, within 30 days after Choice (or Nicolet as its successor) making or offering of payment for the dissenting shareholder’s shares.
Litigation
If a demand for payment under section 180.1328 remains unsettled, Choice (or Nicolet as its successor) must commence a nonjury equity valuation proceeding in the Circuit Court of Winnebago County, Wisconsin (in the case of Choice) or Brown County, Wisconsin (in the case of Nicolet), within 60 days after having received the payment demand under section 180.1328 and must petition the court to determine the fair value of the shares and accrued interest. If Choice (or Nicolet as its successor) does not commence the proceeding within those 60 days, the WBCL requires Choice (or Nicolet as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Choice (or Nicolet as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.
The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by Choice (or Nicolet as its successor).
The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Choice (or Nicolet as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 180.1328 of the WBCL. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Choice (or

Nicolet as its successor) if the court finds Choice (or Nicolet as its successor) did not substantially comply with the requirements of the WBCL, or against either Choice (or Nicolet as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the WBCL.
If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.
This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the WBCL, which are included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
We have not made any provision to grant you access to any of the corporate files of Nicolet or Choice, except as may be required by the WBCL, or to obtain legal counsel or appraisal services at the expense of Choice (or Nicolet as its successor).
Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 44.
You must do all of the things described in this section and as set forth in the WBCL in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the WBCL and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Wisconsin law, shareholders of Choice who are considering exercising their dissenters’ rights should consult their legal advisors.

Selected Historical Consolidated Financial Data of Nicolet
The following table presents Nicolet’s selected historical consolidated financial data as of and for the years ended December 31, 2014 through 2018 and for the six months ended June 30, 2019 and 2018. The selected financial data as of December 31, 2014 through 2018 is derived from Nicolet’s audited consolidated financial statements and related notes included in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Nicolet Form 10-K”) incorporated by reference into this proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Nicolet Form 10-K. The selected financial data as of and for the six months ended June 30, 2019 and 2018 is derived from Nicolet’s unaudited consolidated financial statements and related notes included in Nicolet’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 (the “Nicolet Form 10-Q”) incorporated by reference into this proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Nicolet Form 10-Q. See “Where You Can Find Additional Information” on page 62.
The selected historical consolidated financial data of Nicolet includes the effect of mergers and other acquisition transactions from the date of each merger or other transaction, including the acquisitions of First Menasha Bancshares, Inc. on April 28, 2017 and Baylake Corp. on April 29, 2016.
	As of and for the Six Months Ended June 30		As of and for the Years Ended December 31
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)		(dollars in thousands except per share data)
INCOME STATEMENT:
Interest income	$67,729	$61,330	$125,537	$109,253	$75,467	$48,597	$48,949
Interest expense	11,310	8,653	18,889	10,511	7,334	7,213	7,067
Net interest income	56,419	52,677	106,648	98,742	68,133	41,384	41,882
Provision for loan losses	500	1,020	1,600	2,325	1,800	1,800	2,700
Net interest income after provision for loan losses	55,919	51,657	105,048	96,417	66,333	39,584	39,182
Noninterest income	27,746	19,063	39,509	34,639	26,674	17,708	14,185
Noninterest expense	48,486	45,093	89,758	81,356	64,942	39,648	38,709
Income before income tax expense	35,179	25,627	54,799	49,700	28,065	17,644	14,658
Income tax expense	6,185	6,163	13,446	16,267	9,371	6,089	4,607
Net income	28,994	19,464	41,353	33,433	18,694	11,555	10,051
Less: Net income attributable to noncontrolling interest	178	150	317	283	232	127	102
Net income attributable to Nicolet Bankshares, Inc.	28,816	19,314	41,036	33,150	18,462	11,428	9,949
Less: preferred stock dividends	—	—	—	—	633	212	244
Net income available to common shareholders	$28,816	$19,314	$41,036	$33,150	$17,829	$11,216	$9,705
Earnings per common share:
Basic	$3.06	$1.99	$4.26	$3.51	$2.49	$2.80	$2.33
Diluted	$2.97	$1.93	$4.12	$3.33	$2.37	$2.57	$2.25
Book value per common share	$44.11	$38.43	$40.72	$37.09	$32.26	$23.42	$21.34
Common shares outstanding	9,327,420	9,642,834	9,495,265	9,818,247	8,553,292	4,154,377	4,058,208
Financial Ratios:
Return on average assets	1.91%	1.31%	1.38%	1.25%	0.95%	0.96%	0.84%
Return on average equity	14.61%	10.66%	11.04%	9.96%	8.16%	10.20%	9.18%
Return on average common equity	14.61%	10.66%	11.04%	9.96%	8.20%	12.35%	11.55%
Average equity to average assets	13.11%	12.30%	12.48%	12.57%	11.69%	9.45%	9.10%
Net interest margin	4.16%	3.98%	4.04%	4.30%	4.01%	3.88%	3.89%

MARKET PRICE AND DIVIDEND INFORMATION
Nicolet
Nicolet common stock is currently traded on the Nasdaq Capital Market under the symbol “NCBS.” As of June 30, 2019, Nicolet had approximately 2,100 shareholders of record. The closing price of Nicolet common stock was $61.13 per share on June 26, 2019, the last trading day before public announcement of the merger.
Nicolet has not paid any dividends on its common stock since its inception in 2000. Nicolet anticipates that its earnings, if any, will be held for purposes of enhancing its capital. No assurances can be given that any dividends on Nicolet’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.
Choice
Choice’s common stock is quoted on the OTC Pink under the symbol “CBKW.” Quotations on the OTC Pink reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. As of the record date, Choice had approximately 700 shareholders of record. The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Choice common stock. The market for Choice’s common stock has been illiquid and irregular, and historical transactions in its stock have been sporadic. Further, Choice has not paid any dividends on its common stock since its inception in 2006. The closing price of Choice common stock was $21.25 per share on June 26, 2019, the last trading day before public announcement of the merger.
	High	Low
2019
Third Quarter (through August 28, 2019)	$32.05	$29.00
Second Quarter	31.00	20.00
First Quarter	21.40	18.00
2018
Fourth Quarter	$20.00	$18.00
Third Quarter	20.50	19.25
Second Quarter	21.50	19.75
First Quarter	23.00	20.00
2017
Fourth Quarter	$20.75	$18.85
Third Quarter	20.00	18.85
Second Quarter	22.75	18.35
First Quarter	18.35	15.24

CHOICE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Choice common stock as of June 30, 2019 by (1) each director and executive officer of Choice, (2) each person who is known by Choice to own beneficially 5% or more of Choice common stock, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of Choice believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.
Name	Title	Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(2)
Kenneth Balda	Director	119,767(3)	4.99%
Stephen Ford	Director	29,150(4)	1.21%
Paul Getchel	Director	32,050(3)	1.33%
John Glynn	Executive Vice President & CFO	69,587(5)	2.90%
Dr. Michael Hanneman	Director	38,750(3)	1.61%
Dr. David Janssen	Director	62,913(3)	2.62%
Stanley Leedle	Director, Executive Vice President	86,083(6)	3.58%
Thomas Muza	Director	36,910(3)	1.54%
Rodney Oilschlager	Director, Chairman of Board	36,910(3)	1.54%
James Poeschl	Director	30,950(4)	1.29%
Jeffrey Rogge	Director	51,202(3)	2.13%
Thomas Rusch	Director	70,548(3)	2.94%
Fred Siemers	Executive Vice President & CCO	7,166(7)	*
J. Scott Sitter	Director, President & CEO	121,013(3)	5.04%
Arend Stam	Director	29,450(3)	1.23%
John Supple	Director	28,750(3)	1.20%
Gerald Thiele	Director	39,570(4)	1.64%
Mark Troudt	Director	72,872(3)	3.03%
All Directors and executive officers as a group, consisting of 18 persons:		963,641(8)	39.60%
Richard Gabert	Former Director	68,064(9)	2.83%

*
Less than 1%

(1)
For all persons listed, the number includes shares held directly by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children, which are reported on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)
Shares subject to currently-exercisable stock options are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each individual and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)
Includes 150 vested stock options.

(4)
Includes 7,500 vested stock options.

(5)
Includes 833 vested stock options.

(6)
Includes 983 vested stock options.

(7)
Includes 6,666 vested stock options.

(8)
Includes 32,782 vested stock options

(9)
Information for Mr. Gabert is included in the table because he was a Director of the Company during 2018; however, Mr. Gabert’s beneficial ownership is not included in the total for All Directors and Executive Officers as a Group due to his resignation from his position with the Company in January 2019.

As reflected in the above table, the directors, director nominees and executive officers of the Company represent 39.60% beneficial ownership of the Company’s common stock as of June 30, 2019.
OTHER MATTERS
Choice’s management team is not aware of any other matters to be brought before their special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.
EXPERTS
The consolidated financial statements of Nicolet Bankshares, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this Prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by Porter Keadle Moore, LLC an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
Bryan Cave Leighton Paisner LLP will deliver prior to the effective time of the merger their opinions to Nicolet and Choice, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this proxy statement-prospectus. The validity of the Nicolet common stock to be issued in connection with the merger will be passed upon for Nicolet by Kate Lombardi, Vice President Human Resources/Legal Counsel of Nicolet National Bank. As of June 30, 2019, Ms. Lombardi beneficially owned shares of Nicolet common stock representing less than 1% of the total outstanding shares of Nicolet common stock. Certain additional legal matters relating to the merger will be passed upon for Nicolet by Bryan Cave Leighton Paisner LLP and for Choice by Reinhart Boerner Van Deuren, s.c.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Nicolet has filed a registration statement on Form S-4 with the SEC that registers the Nicolet common stock to be issued in the merger to Choice shareholders. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Nicolet and a proxy statement of Choice for its special shareholders’ meeting. As allowed by SEC rules and regulations, this proxy statement-prospectus does not contain all of the information in the registration statement.
Nicolet files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Nicolet’s filings. The internet address of that site is http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Nicolet’s internet address is www.nicoletbank.com. The information on Nicolet’s website is not part of this proxy statement-prospectus. You may obtain copies of the information that Nicolet files with the SEC, free of charge, by going to Nicolet’s website under the “Investor Relations” tab.
The SEC allows Nicolet to “incorporate by reference” the information that it files with the SEC, which means that Nicolet and Choice can disclose important information to you by referring to Nicolet’s filings with the SEC. The information incorporated by reference is considered a part of this proxy statement- prospectus, and certain information that Nicolet files later with the SEC will automatically update and supersede the information in this proxy statement-prospectus.

Nicolet incorporates by reference the following documents Nicolet has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019;

•
Nicolet’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 filed with the SEC on May 3, 2019 and August 2, 2019, respectively;

•
The description of Nicolet’s common stock contained in Nicolet’s registration statement on Form 8-A, as filed with the SEC on February 22, 2016, and any amendment or report filed for the purpose of updating such description;

•
Nicolet’s Current Reports on Form 8-K* filed with the SEC on January 15, 2019, May 16, 2019, June 27, 2019, and July 16, 2019; and

•
Any document Nicolet may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document.

* We are not incorporating and will not incorporate by reference into this proxy statement-prospectus, past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.
If you would like to request documents, please do so by October 11, 2019 to receive them before the Choice special meeting.
Nicolet has supplied all of the information contained in this proxy statement-prospectus relating to Nicolet and its subsidiaries. Choice has supplied all of the information relating to Choice and its subsidiaries.
Choice shareholders should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote on the proposals in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated August 29, 2019. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement-prospectus nor the issuance of Nicolet common stock as contemplated by the merger agreement will create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER

BETWEEN

NICOLET BANKSHARES, INC.

AND

CHOICE BANCORP, INC.

JUNE 26, 2019

A-i

A-ii

A-iii

Exhibits
A    Form of Bank Plan of Merger
B    Form of Voting and Support Agreement
A-iv

INDEX OF DEFINED TERMS
Acquisition Proposal	A-44
Adverse Recommendation	A-29
Affiliate	A-44
Agreement	A-1
Articles of Merger	A-1
Bank	A-44
Bank Merger	A-44
Bank Plan of Merger	A-2
Borrowing Affiliate	A-27
Business Day	A-44
Closing	A-1
Closing Date	A-1
Code	A-1
Company	A-1
Company Articles of Incorporation	A-45
Company Benefit Plan	A-45
Company Board	A-45
Company Bylaws	A-45
Company Capital Stock	A-45
Company Capitalization Date	A-6
Company Common Stock	A-45
Company Debt Agreement	A-45
Company Disclosure Schedules	A-50
Company Employees	A-28
Company ERISA Affiliate	A-45
Company Financial Statements	A-7
Company Investment Securities	A-17
Company Loans	A-9
Company Material Contract	A-15
Company Permitted Exceptions	A-9
Company Preferred Stock	A-6
Company Regulatory Reports	A-45
Company Shareholder Approval	A-45
Company Shareholders Meeting	A-29
Company Stock Certificates	A-3
Company Stock Plans	A-45
Confidentiality Agreement	A-26
Contemplated Transactions	A-45
Contract	A-46
Control, Controlling or Controlled	A-46
Conversion Fund	A-3
Covered Employees	A-37
A-v

CRA	A-46
Deposit Insurance Fund	A-46
Derivative Transactions	A-46
Dissenting Shares	A-46
DOL	A-46
Effective Time	A-1
Environment	A-46
Environmental Laws	A-46
ERISA	A-46
Exchange Act	A-46
Exchange Agent	A-3
Exchange Ratio	A-2
Expenses	A-32
FDIC	A-46
Federal Reserve	A-46
GAAP	A-46
Hazardous Materials	A-46
Indemnification Proceeding	A-33
Indemnified Employee	A-33
Indemnified Party	A-32
Intangible Assets	A-46
Internal Control Over Financial Reporting	A-21
IRS	A-46
IRS Guidelines	A-37
Knowledge	A-46
Legal Requirement	A-47
Letter of Transmittal	A-3
Material Adverse Effect	A-47
Merger	A-1
Merger Consideration	A-3
Nasdaq Rules	A-47
New Plans	A-37
Nicolet	A-1
Nicolet Articles of Incorporation	A-47
Nicolet Bank	A-47
Nicolet Benefit Plan	A-47
Nicolet Board	A-47
Nicolet Bylaws	A-47
Nicolet Capital Stock	A-47
Nicolet Capitalization Date	A-20
Nicolet Common Stock	A-48
Nicolet Common Stock Price	A-48
Nicolet Disclosure Schedules	A-50
Nicolet Equity Award	A-48
A-vi

Nicolet ERISA Affiliate	A-48
Nicolet Evaluation Date	A-21
Nicolet Financial Statements	A-21
Nicolet Loans	A-22
Nicolet Material Contract	A-48
Nicolet Preferred Stock	A-20
Nicolet SEC Reports	A-48
Nicolet Stock Plans	A-48
Old Plans	A-37
Order	A-48
Ordinary Course of Business	A-48
OREO	A-48
Outstanding Company Shares	A-48
PATRIOT Act	A-18
PBGC	A-48
Per Share Stock Consideration	A-2
Person	A-48
Previously Disclosed	A-50
Proceeding	A-48
Proxy Statement	A-48
Registration Statement	A-48
Regulatory Authority	A-49
Representative	A-49
Requisite Regulatory Approvals	A-49
Schedules	A-50
SEC	A-49
Securities Act	A-49
Severance Costs	A-49
Subsidiary	A-49
Superior Proposal	A-49
Surviving Entity	A-1
Takeover Statutes	A-49
Tangible Assets	A-49
Tangible Common Equity	A-49
Tax	A-49
Tax Return	A-50
Termination Date	A-41
Termination Fee	A-42
Transaction Costs	A-50
Transition Date	A-50
U.S.	A-50
WBCL	A-50
A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of June 26, 2019, by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), and Choice Bancorp, Inc., a Wisconsin corporation (the “Company”).
RECITALS
A. The parties to this Agreement desire to effect a merger of the Company with and into Nicolet (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Nicolet as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B. The respective boards of directors of the Company and Nicolet have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders.
C. The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1 The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Company shall be merged with and into Nicolet pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of the Company shall cease and Nicolet will be the Surviving Entity.
Section 1.2 Effective Time; Closing.
(a) The closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Nicolet and the Company, or if they fail to agree, at the offices of Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Nicolet and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b) The parties hereto agree to file on the Closing Date articles of merger with the Wisconsin Department of Financial Institutions (the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).
Section 1.3 Effects of the Merger.   At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity.   The Nicolet Articles of Incorporation and the Nicolet Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.
Section 1.5 Directors and Officers of the Surviving Entity.   At the Effective Time, the directors of the Surviving Entity shall be the directors of Nicolet immediately prior to the Effective Time, and the executive officers of the Surviving Entity shall be the executive officers of Nicolet immediately prior to the Effective Time. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the laws and governing documents applicable to Nicolet or Nicolet Bank.
Section 1.6 Location of the Surviving Entity.   The principal offices of the Surviving Entity will be located at 111 N. Washington Street, Green Bay, Wisconsin 54301.
Section 1.7 Bank Merger.   Following the Effective Time of the Merger, the Bank shall be merged with and into Nicolet Bank in accordance with the provisions of the National Bank Act (12 U.S.C. §215a), Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law and pursuant to the terms and conditions of the Plan of Merger by and between Nicolet Bank and the Bank, a form of which is attached as Exhibit A (the “Bank Plan of Merger”). Following the execution and delivery of this Agreement, the Company will cause the Bank, and Nicolet will cause Nicolet Bank, to execute and deliver the Bank Plan of Merger substantially in the form set forth in Exhibit A.
Section 1.8 Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Nicolet nor the Company by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
Section 1.9 Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Nicolet may change the method of effecting the Contemplated Transactions if and to the extent that it concludes such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. If Nicolet elects to make such a change, the parties shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1 Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, the Company, or the holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, will be converted, subject to the fractional share procedures in Section 2.4 and the dissenters rights provisions in Section 2.5, into the right to receive:
(i) 0.5 fully paid and nonassessable shares (subject to any adjustment in Section 2.1(ii) or (iii), the “Exchange Ratio”) of Nicolet Common Stock (the “Per Share Stock Consideration”);
(ii) If the Nicolet Common Stock Price is greater than $67.00 per share, the adjusted Exchange Ratio shall equal the quotient (rounded to the nearest thousandth of a share) obtained by dividing $33.50 by the Nicolet Common Stock Price;
(iii) If the Nicolet Common Stock Price is less than $55.00 per share, Nicolet shall have the option to: (a) increase the number of shares of Nicolet Common Stock to be contributed using an adjusted Exchange Ratio equal to the quotient (rounded to the nearest Thousandth of a share) obtained by dividing $27.50 by the Nicolet Common Stock Price; (b) leave the Exchange Ratio unchanged, but add additional cash consideration in an amount sufficient to bring the Per Share Stock Consideration up to $27.50 per share; (c) leave the Exchange Ratio unchanged, or (d) terminate this Agreement. Likewise, if

Nicolet fails to add additional stock or cash consideration as set forth in (a) and (b) of the preceding sentence, or if Nicolet elects to leave the Exchange Ratio unchanged as set forth in (c) of the preceding sentence, the Company shall have the right to terminate this Agreement.
The total stock consideration to be paid by Nicolet in respect of shares of Company Common Stock is referred to herein as the “Merger Consideration.” Notwithstanding anything in this Section 1.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury and each share of Company Common Stock owned directly or indirectly by Nicolet (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be cancelled and no shares of Nicolet Common Stock, cash, or other consideration will be issued or paid in exchange therefor.
Section 2.2 Exchange of Company Stock Certificates.
(a) The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to customary terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Nicolet shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b) At or prior to the Effective Time, Nicolet shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Nicolet Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.4. Such amount of cash in lieu of fractional shares and shares of Nicolet Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c) Within five (5) Business Days after the Closing Date, Nicolet shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (the “Company Stock Certificates”) the letter of transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent) (the “Letter of Transmittal”) for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(d) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.2 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.
(e) No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.
(f) After the Effective Time, there shall be no transfers of Outstanding Company Shares on the stock transfer books of the Company.
(g) No dividends or other distributions declared with respect to Nicolet Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Nicolet Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to

Section 1.2. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Nicolet Common Stock into which such holder’s Company Common Stock shall have been converted.
(h) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Nicolet Common stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Nicolet Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(i) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, shares of Nicolet Common stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.
(j) If, between the date of this Agreement and the Effective Time, the outstanding shares of Nicolet Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.3 Cancellation of Shares.   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Company Stock Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Nicolet Common Stock or cash into which they were converted pursuant to this Article 2.
Section 2.4 No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Nicolet Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Nicolet Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Nicolet Common Stock Price by the fractional share of Nicolet Common Stock to which such former holder would otherwise be entitled.
Section 2.5 Dissenting Shares.   Notwithstanding anything in this Article 2 to the contrary, no Dissenting Shares shall be converted in the Merger. All dissenting shares shall be cancelled, and the holders thereof shall thereafter be entitled only to such rights as are granted by Subchapter XIII of the WBCL; provided, however, that if any such shareholder fails to perfect his, her or its rights as a dissenting shareholder with respect to his, her or its Dissenting Shares in accordance with Subchapter XIII of the WBCL or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be deemed to have been converted into, and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration to which the holder of such shares would have been entitled as of the Effective Time, without interest thereon.
Section 2.6 Nicolet Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, the Company, or the holder of any shares of Nicolet Common Stock, the shares of Nicolet Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

Section 2.7 Company Stock Options.
(a) Except as set forth in Section 2.7 of the Company Disclosure Schedules, immediately prior to the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled, by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen (15) calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of  (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the product of  (x) the Nicolet Common Stock Price and (y) the Exchange Ratio, subject to any adjustment, over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time.
(b) At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.7.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Nicolet as follows:
Section 3.1 Company Organization.   The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has delivered or made available to Nicolet true, complete and correct copies of the Company Articles of Incorporation and the Company Bylaws and all amendments thereto, and the Company Articles of Incorporation and the Company Bylaws are in full force and effect as of the date of this Agreement. Other than the Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedules, the Company has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act.
Section 3.2 Subsidiary Organizations.   The Bank is a Wisconsin state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Nicolet copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 3.3 Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders, and that the Agreement and transactions contemplated hereby are in the best interests of the Company and its shareholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4 No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Company Shareholder Approval and the Registration Statement, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5 Capitalization.
(a) The authorized capital stock of the Company currently consists exclusively of  (i) 10,000,000 shares of Company Common Stock, of which, as of June 25, 2019 (the “Company Capitalization Date”), 2,729,015 shares were issued and 2,409,921 shares were outstanding, and (ii) 500,000 shares of preferred stock, $1.00 par value (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights.
(b) As of the Company Capitalization Date, no shares of Company Capital Stock were reserved for issuance except for 265,833 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans.
(c) Other than 118,949 shares of Company Common Stock underlying stock options issued under Company Stock Plans, no equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Stock Plan.
(d) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement, except as set forth in Section 3.5(d) of the Company Disclosure Schedules, there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6 Company Subsidiary Capitalization.   Except as set forth in Section 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 3.7 Financial Statements and Reports; Regulatory Filings.
(a) The financial statements provided by the Company to Nicolet for the years ended December 31, 2017 and 2018 and for the interim period ended March 31, 2019 (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.
(b) The Company Regulatory Reports have been filed with the appropriate Regulatory Authority. The Company Regulatory Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed, except as otherwise noted therein. Each Company Regulatory Report fairly presents, in all material respects, the financial position of the Company or the Bank, as appropriate, and the results of its operations at the date and for the period indicated in such Company Regulatory Report in conformity with the Instructions for the Preparation of Call Reports and other relevant guidance as promulgated by applicable regulatory authorities. None of the Company Regulatory Reports contains any material items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business, except as expressly specified therein.
(c) The Company’s independent accountants, Wipfli LLP, which have expressed their opinion with respect to the Company Financial Statements (except those Company Financial Statements as of March 31, 2019, which are unaudited), are and have been throughout the periods covered by such Company Financial Statements an independent accounting firm. Section 3.7(c) of the Company Disclosure Schedules lists all non-audit services performed by Wipfli LLP for the Company and its Subsidiaries. As of the date hereof, Wipfli LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent accountants of the Company.
(d) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e) Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of the Company and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or its Subsidiaries. Since January 1, 2017, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or its Subsidiaries. The Company and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of the Company or its Subsidiaries. Since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in the Company’s Ordinary Course of Business). To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2017 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 3.8 Books and Records.   The books of account, minute books, stock record books and other records kept by the Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Legal Requirements and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the Company Financial Statements and the Company Regulatory Reports in accordance with GAAP, and to maintain asset and liability accountability; (c) access to each Company asset and incurrence of each liability of the Company are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals, and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of the Company’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company, its Subsidiaries or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by the Company’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls The minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.
Section 3.9 Properties.
(a) Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b) The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. All buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.10 Loans; Loan Loss Reserve.
(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof  (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b) All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of

Business of the Bank. Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, the Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedules, as of the date of this Agreement, the Bank is not a party to any Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.
(d) The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
Section 3.11 Taxes.
(a) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.
(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c) The Company and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last two (2) fiscal years.
(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e) The Company and each of its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Legal Requirements, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.
(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries have experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.
(g) There is no pending claim by any taxing authority of a jurisdiction where either the Company or Bank has not filed Tax Returns that either the Company or Bank is subject to taxation in that jurisdiction.
(h) Neither the Company nor Bank has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income tax return, other than any “affiliated group” of which the Company is the “common parent.” Except as set forth in Section 3.11(h) of the Company Disclosure Schedules, neither the Company nor Bank is a party to any Tax sharing or Tax allocation agreement that will remain in effect after consummation to the Mergers contemplated by this Agreement.
(i) The Company has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 3.12 Employee Benefits.
(a) Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Nicolet true and complete copies of the following with respect to each Company Benefit Plan: (i) copies of each Company Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of the Company Benefit Plans, as required by applicable law, or describing the Company Benefit Plan design changes or describing opportunities to enroll in the Company Benefit Plans; (ii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:
(i) all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii) all notices and other communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and
(iii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.
(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in

Section 3.12(b) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. Section 3.12(b) of the Company Disclosure Schedules sets forth the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment.
(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedules, each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter or may rely upon an opinion letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedules, each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g) No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Except as set forth in Section 3.12(g) of the Company Disclosure Schedules, to the Company’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h) All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plan to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j) No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in the Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.
(k) Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(l) Except as identified on Section 3.12(l) of the Company Disclosure Schedules, there are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company, any Company Benefit Plan, or any other person, including any Company Benefit Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Company Benefit Plan.
(m) The Company may, at any time, amend or terminate any Company Benefit Plan that it sponsors or maintains and may withdraw from any Company Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses. From and after the Closing Date, Nicolet would have the same discretion to amend or terminate any Company Benefit Plan as successor to Company. Any third party agreement pertaining to the maintenance of a Company Benefit Plan may be terminated upon the provision of ninety (90) days’ prior notice or less without penalty.
Section 3.13 Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. The Company and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except as set forth in Section 3.13 of the Company Disclosure Schedules. Except for issues identified in any periodic Reports of Examination from a Regulatory Authority, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2017, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. The Company has Previously Disclosed all internal investigations conducted since January 1, 2017 that involved management or officers of either of the Company or any of its Subsidiaries.
Section 3.14 Legal Proceedings; Orders.
(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedules, since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b) Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15 Absence of Certain Changes and Events.   Since December 31, 2018, except as disclosed in the Company Financial Statements or in Section 3.15 of the Company Disclosure Schedules, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Company Common Stock and (iii) neither the Company nor any Subsidiary of the Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in Article 5. Except as may result from the transactions contemplated by this Agreement, or as set forth in Section 3.15 of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company has since March 31, 2019:
(a) borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the Ordinary Course of Business: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien any of its assets, sold, assigned or transferred any of its assets in excess of  $50,000 in the aggregate or (iii) incurred any other liability or loss representing, individually or in the aggregate, over $50,000;
(b) suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;
(c) failed to operate its business in the Ordinary Course of Business, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
(d) forgiven any debt owed to it in excess of  $50,000, or cancelled any of its claims or paid any of its noncurrent obligations or Liabilities except in the Ordinary Course of Business;
(e) made any capital expenditure or capital addition or betterment in excess of  $50,000;
(f) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;
(g) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Company Financial Statements;
(h) authorized or issued any capital stock; granted any stock option or right to purchase shares of capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

(i) amended its articles of incorporation, charter or bylaws; or
(j) entered into any agreement, contract or commitment to do any of the foregoing.
Section 3.16 Material Contracts.   Section 3.16 of Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Nicolet:
(a) each Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligations (other than Contracts evidencing deposit liabilities, purchase of federal funds, repurchase agreements, trade payables, or Federal Home Loan Bank of Chicago advances);
(b) each Contract that involves performance of services or delivery of goods or materials (other than Contracts entered into in the Ordinary Course of Business and involving payments under any individual Contract not in excess of  $50,000);
(c) each Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(d) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(e) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(f) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;
(g) each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of the Bank;
(h) each Contract relating to the provision of data processing or network communication services; and
(i) each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17 No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18 Insurance.   Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Nicolet. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $150,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.19 Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20 Transactions with Affiliates.   Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of the Company at the time such deposits were entered into, (b) the loans listed on Section 3.20(b) of the Company Disclosure Schedules, (c) the agreements designated on Section 3.20(c) of the Company Disclosure Schedules, (d) obligations under the Company Benefit Plans set forth on Section 3.20(d) of the Company Disclosure Schedules, and (e) any items described on Section 3.20(e) of the Company Disclosure Schedules, there are no contracts with or commitments to present or former shareholders who own or owned more than one percent (1.0%) of Company Common Stock, directors, officers or employees (or their Affiliates) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.
Section 3.21 Brokers; Opinion of Financial Advisor.   Except for fees and other obligations owed to Stephens, Inc. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Company Board has received the opinion of Stephens, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of Company Common Stock.
Section 3.22 Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is an “eligible bank” (as such term is defined at 12 C.F.R. §5.3(g)), “well-capitalized” (as such term is defined at

12 C.F.R. §225.2(r)) and “well managed” (as such term is defined at 12 C.F.R. §225.2(s)), and the rating of the Bank under the CRA is no less than “satisfactory.” The Bank has not been informed that its status as an “eligible bank,” “well-capitalized,” “well managed” or, for CRA purposes, “satisfactory,” will change within one (1) year.
Section 3.23 Labor Matters.
(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24 Intellectual Property.   Except as set forth in Section 3.24 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
Section 3.25 Investments.
(a) Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of March 31, 2019, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for the Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as set forth in Section 3.25(b) of the Company Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c) None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (other than loan caps or floors contained within Company Loans entered into in the Ordinary Course of Business) to which the Company or its Subsidiaries is bound.
Section 3.26 Absence of Undisclosed Liabilities.   Other than unfunded loan commitments and letters of credit extended in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any material liabilities, except liabilities which are accrued or reserved against in the balance sheets of Seller as of March 31, 2019, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Neither the Company nor any of its Subsidiaries has incurred or paid any material liability since March 31, 2019, except for such liabilities incurred or paid (a) in the Ordinary Course of Business consistent with past business practice or (b) in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability of any Person for any amount in excess of  $50,000. Except (x) as reflected in the Company’s unaudited balance sheet at March 31, 2019 or liabilities described in any notes to the Company’s audited balance sheet as of December 31, 2018 (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the Ordinary Course of Business since March 31, 2019 or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities. Section 3.26 of the Company Disclosure Schedules lists, and the Company has delivered to Nicolet copies of, the documentation creating or governing, all securitization transactions and off-balance sheet arrangements effected by the Company or its Subsidiaries other than letters of credit or unfunded loan commitments extended in the Ordinary Course of Business.
Section 3.27 Bank Secrecy Act; PATRIOT Act; Anti-Money Laundering.   Neither the Company nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “PATRIOT Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Company Board has adopted, and the Company has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 326 and 352 of the PATRIOT Act.
Section 3.28 Disaster Recovery and Business Continuity.   The Company has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To the Company’s Knowledge, such program ensures that the Company can recover its mission critical functions, and complies in all material respects with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NICOLET
Except as Previously Disclosed, Nicolet hereby represents and warrants to the Company as follows:
Section 4.1 Nicolet Organization.   Nicolet: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Nicolet Articles of Incorporation and Nicolet Bylaws and all amendments thereto set forth in Nicolet SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Nicolet has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Section 4.2 Nicolet Subsidiary Organizations.   Nicolet Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. Each Nicolet Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet. Each Subsidiary of Nicolet has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Nicolet has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Nicolet and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3 Authorization; Enforceability.   Nicolet has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Nicolet Board. The Nicolet Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Nicolet and its shareholders, and that the Agreement and transactions contemplated hereby are in the best interests of Nicolet and its shareholders. The execution, delivery and performance of this Agreement by Nicolet, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Nicolet enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4 No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Nicolet or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Nicolet or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Nicolet Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Nicolet or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Registration Statement and the stock exchange listing required under Section 6.5, neither Nicolet nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5 Nicolet Capitalization.
(a) The authorized capital stock of Nicolet currently consists exclusively of: (i) 30,000,000 shares of Nicolet Common Stock, of which, as of May 31, 2019 (the “Nicolet Capitalization Date”), 9,381,911 shares were issued (including 23,939 shares of restricted stock granted but not yet vested under the Nicolet Stock Plans), 9,357,972 shares were outstanding, and no shares were treasury shares; and (ii) 10,000,000 shares of Nicolet’s preferred stock, no par value per share (the “Nicolet Preferred Stock”), of which: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C, are authorized, but no shares are outstanding. Nicolet does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Nicolet on any matter. All of the issued and outstanding shares of Nicolet Capital Stock have been, and those shares of Nicolet Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b) As of the Nicolet Capitalization Date, no shares of Nicolet Capital Stock were reserved for issuance except for: (i) 1,614,664 shares of Nicolet Common Stock reserved for issuance pursuant to future awards under Nicolet Stock plans, (ii) 1,480,807 shares of Nicolet Common Stock reserved for issuance in connection with outstanding stock options, restricted stock, or other equity awards under a Nicolet Stock Plan; (iii) 141,082 shares of Nicolet Common Stock reserved for issuance under Nicolet’s 401(k) plan; (iv) 64,634 shares of Nicolet Common Stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors; and (v) 145,494 shares of Nicolet Common Stock reserved for issuance under the Nicolet Bankshares, Inc. Employee Stock Purchase Plan.
(c) Since the Nicolet Capitalization Date through the date hereof, and except as set forth in Section 4.5(c) of the Nicolet Disclosure Schedules, Nicolet has not: (i) issued or repurchased any shares of Nicolet Common Stock or Nicolet Preferred Stock or other equity securities of Nicolet, other than in connection with the exercise of Nicolet Equity Awards that were outstanding on the Nicolet Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Nicolet Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Nicolet Common Stock or any other equity-based awards.
(d) None of the shares of Nicolet Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Nicolet Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Nicolet or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Nicolet or any of its Subsidiaries; and (ii) no contractual obligations of Nicolet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Nicolet Common Stock or any equity security of Nicolet or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Nicolet or its Subsidiaries.
Section 4.6 Nicolet Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Nicolet are owned by Nicolet, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except as provided in 12 U.S.C. §55) and free of preemptive rights. No Subsidiary of Nicolet has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 4.7 Nicolet SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a) Nicolet has timely filed all Nicolet SEC Reports, and all such Nicolet SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Nicolet SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Nicolet SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Nicolet SEC Reports. No Subsidiary of Nicolet is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b) The financial statements presented (or incorporated by reference) in the Nicolet SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Nicolet SEC Reports (collectively, the “Nicolet Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Nicolet and its Subsidiaries at the respective dates of and for the periods referred to in the Nicolet Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Nicolet Financial Statements. The Nicolet Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Nicolet Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Porter Keadle Moore, LLC has not resigned (or informed Nicolet that it intends to resign) or been dismissed as independent registered public accountants of Nicolet.
(c) Nicolet is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Nicolet maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Nicolet in reports that Nicolet is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Nicolet’s management to allow timely decisions regarding required disclosures. As of the Nicolet Capitalization Date, to the Knowledge of Nicolet, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d) Nicolet and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). Nicolet’s certifying officers have evaluated the effectiveness of Nicolet’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Nicolet under the Exchange Act (the “Nicolet Evaluation Date”). Nicolet presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Nicolet’s Internal Control Over Financial Reporting based on their evaluations as of the Nicolet Evaluation Date. Since the Nicolet Evaluation Date, there have been no changes in Nicolet’s Internal Control Over Financial Reporting

that have materially affected, or are reasonably likely to materially affect, Nicolet’s Internal Control Over Financial Reporting. Nicolet has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e) Nicolet and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Nicolet and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f) Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Nicolet and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Since January 1, 2017, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Nicolet and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Nicolet or its Subsidiaries. Since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Nicolet or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Nicolet’s Ordinary Course of Business). To the Knowledge of Nicolet, there has not been any event or occurrence since January 1, 2017 that would result in a determination that Nicolet Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 4.8 Loans; Loan Loss Reserve.
(a) Each loan, loan agreement, note, lease or other borrowing agreement by Nicolet Bank, any participation therein, and any guaranty, renewal or extension thereof  (the “Nicolet Loans”) reflected as an asset on any of the Nicolet Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Nicolet, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b) All Nicolet Loans originated or purchased by Nicolet Bank were made or purchased in accordance with the policies of the board of directors of Nicolet Bank and in the Ordinary Course of Business of Nicolet Bank.
(c) Nicolet Bank’s allowance for loan and lease losses reflected in the Nicolet Financial Statements (including footnotes thereto) was determined on the basis of Nicolet Bank’s continuing review and evaluation of the portfolio of Nicolet Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Nicolet Bank’s internal policies, and, in the reasonable judgment of Nicolet Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Nicolet Loans previously charged-off, on outstanding Nicolet Loans.

Section 4.9 Taxes.
(a) Nicolet and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Nicolet and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Nicolet and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There are no liens for Taxes upon any of the assets of Nicolet or any of its Subsidiaries.
(b) There is no claim or assessment pending or, to the Knowledge of Nicolet, threatened against Nicolet and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Nicolet and each of its Subsidiaries is presently being conducted or, to the Knowledge of Nicolet, threatened by any Regulatory Authority. Neither Nicolet nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Nicolet’s or its Subsidiaries’ assets. Neither Nicolet nor its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c) To the Knowledge of Nicolet, Nicolet and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(d) It is the present intention of Nicolet to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).
Section 4.10 Employee Benefits.
(a) Except as disclosed in Section 4.10(a) of the Nicolet Disclosure Schedules, each Nicolet Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(b) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Nicolet’s Knowledge, threatened by, on behalf of, or against any Nicolet Benefit Plan or against the administrators or trustees or other fiduciaries of any Nicolet Benefit Plan that alleges a violation of applicable state or federal law or violation of any Nicolet Benefit Plan document or related agreement.
(c) No Nicolet Benefit Plan fiduciary or any other person has, or has had, any liability to any Nicolet Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Nicolet Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Nicolet’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Nicolet Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(d) All accrued contributions and other payments to be made by Nicolet or any Subsidiary to any Nicolet Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Nicolet Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Nicolet Financial Statements.

Section 4.11 Books and Records.   The books of account, minute books, stock record books and other records of Nicolet and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Nicolet’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Nicolet and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Nicolet and its Subsidiaries.
Section 4.12 Compliance with Legal Requirements.   Nicolet and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Nicolet and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Nicolet nor any of its Subsidiaries has received, at any time since January 1, 2017, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Nicolet or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.13 Legal Proceedings; Orders.
(a) Except as set forth in Section 4.13(a) of the Nicolet Disclosure Schedules, since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Nicolet, threatened against or affecting Nicolet, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of Nicolet or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Nicolet or any of its Subsidiaries as currently conducted.
(b) Neither Nicolet nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Nicolet, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.14 Absence of Certain Changes and Events.   Since December 31, 2018, Nicolet and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2018, there has not been any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Nicolet.
Section 4.15 No Defaults.   To the Knowledge of Nicolet, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Nicolet, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Nicolet Material Contract.
Section 4.16 Compliance with Environmental Laws.   Nicolet and each Subsidiary of Nicolet has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 4.17 Transactions with Affiliates.   Since January 1, 2017, all transactions required to be disclosed by Nicolet pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Nicolet SEC Reports. No transaction, or series of related transactions, is currently proposed by Nicolet or any of its Subsidiaries or, to the Knowledge of Nicolet, by any other Person, to which Nicolet or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.
Section 4.18 Approval Delays.   To the Knowledge of Nicolet, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Nicolet Bank is an “eligible bank” (as such term is defined at 12 C.F.R. §5.3(g)), “well-capitalized” (as such term is defined at 12 C.F.R. §225.2(r)) and “well managed” (as such term is defined at 12 C.F.R. §225.2(s)), and the rating of Nicolet Bank under the CRA is no less than “satisfactory.” Nicolet Bank has not been informed that its status as an “eligible bank,” “well-capitalized,” “well managed” or, for CRA purposes, “satisfactory,” will change within one (1) year.
Section 4.19 Labor Matters.
(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Nicolet or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Nicolet, threat thereof, by or with respect to any employees of Nicolet or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Nicolet, threatened, involving employees of Nicolet or any of its Subsidiaries. Neither Nicolet nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Nicolet and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Nicolet or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Nicolet or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Nicolet, threatened with respect to Nicolet or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b) Neither Nicolet nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of Nicolet, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Nicolet or any of its Subsidiaries and, to the Knowledge of Nicolet, no such investigation is in progress.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1 Access and Investigation.
(a) Subject to any applicable Legal Requirement, Nicolet and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and the Company following the Effective Time. Nicolet and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Nicolet shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Nicolet or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Nicolet (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Nicolet or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Nicolet the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement including the prohibitions on disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. §261.2); (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Nicolet will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Nicolet: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c) The Company shall provide, and cause each of its Subsidiaries to provide, to Nicolet all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents relating to confidential supervisory information or the disclosure of which would violate any applicable Legal Requirement.
(d) All information obtained by Nicolet in accordance with this Section 5.1 shall be treated in confidence as provided in that certain confidentiality and non-disclosure agreement dated February 25, 2019, between Nicolet and the Company (the “Confidentiality Agreement”).
Section 5.2 Operation of the Company and the Company Subsidiaries.
(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i) other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement (as disclosed in Section 5.2(b)(i) of the Company Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries), or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under the Company Benefit Plans);
(iii) amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Company Material Contract (other than as permitted by Section 5.2(b)(xiii)); (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;
(iv) enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v) (A) enter into any new credit or new lending relationships greater than $500,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x) purchase any equity security for its investment portfolio that is inconsistent with the Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;
(xi) amend its articles of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;
(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xiii) (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”); (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans other than as contemplated by Section 2.7; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement; or (F) conduct the administration of the Company Benefit Plans in any manner other than the Ordinary Course of Business;
(xiv) hire any new employees with an annual salary in excess of  $75,000;
(xv) incur or guarantee any indebtedness for borrowed money other than deposits or overnight fed funds or enter into any capital lease or leases; or, except in the Ordinary Course of Business: (A) lend any money or pledge any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise; (B) mortgage or otherwise subject to any lien any of its assets or sell, assign or transfer any of its assets in excess of $50,000 in the aggregate; or (C) incur any other liability or loss representing, individually or in the aggregate, over $50,000;
(xvi) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xvii) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of  $150,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xviii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xix) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.
Section 5.3 Notice of Changes.   The Company will give prompt notice to Nicolet of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.
Section 5.4 Shareholders Meeting.   The Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCL, including by recommending that its shareholders vote in favor of this Agreement, and the Company and the Company Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement (an “Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its shareholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Company Shareholders Meeting, the Company Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.
Section 5.5 Information Provided to Nicolet.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company in writing to Nicolet specifically for inclusion in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. The Company will have a duty to correct any material misleading statement specified by the Company for inclusion, and so included, in the Registration Statement or Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Nicolet or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6 Operating Functions.   The Company and the Bank shall cooperate with Nicolet and Nicolet Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on upon consummation of the Bank Plan of Merger; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or its Subsidiaries. Without limiting the foregoing, the Company shall provide office space and support services

(and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Nicolet shall meet from time to time as the Company or Nicolet may reasonably request, to review the financial and operational affairs of the Company and the Bank, and the Company shall give due consideration to Nicolet’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Nicolet nor Nicolet Bank shall under any circumstance be permitted to exercise control of the Company, the Bank or any of the Company’s other Subsidiaries prior to the Effective Time; (b) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
Section 5.7 Company Benefit Plans.
(a) At the request of Nicolet, the Company shall take all appropriate action prior to the Effective Time to amend, suspend or terminate as of the Effective Time any Company Benefit Plan.
(b) Prior to the Effective Time, the Company shall accrue the costs associated with any contingent payments due or that could become due in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (including possible terminations of employment in connection therewith) under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements.
Section 5.8 Voting and Support Agreement.   Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Nicolet a voting and support agreement, in the form attached hereto as Exhibit B, approving this Agreement and the consummation of the Contemplated Transactions, executed by each director of the Company.
Section 5.9 Acquisition Proposals.
(a) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Nicolet with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one (1) Business Day advise Nicolet following receipt of any Acquisition Proposal and the substance thereof  (including the identity of the Person making such Acquisition Proposal), and will keep Nicolet apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b) The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal, from a Person other than Nicolet, after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval, and the Company Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Nicolet shall be promptly furnished to Nicolet); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to Nicolet of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company Board continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
(c) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
Section 5.10 Calculation of Tangible Common Equity.   The Company shall deliver the calculation of Tangible Common Equity to Nicolet, accompanied by appropriate supporting detail, no later than the close of business on the fifth (5th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Nicolet and its independent auditors, which approval shall not be unreasonably withheld.
Section 5.11 Company Debt Agreements.   If requested by Nicolet, the Company shall use commercially reasonable efforts to repay in full all indebtedness owing under any Company Debt Agreement, and to deliver to Nicolet prior to Closing evidence of such repayment and evidence of the release of any security interests in assets of the Company related thereto. If necessary, the Company shall use commercially reasonable efforts to (a) cause the Bank to pay a dividend to the Company in an amount sufficient to allow the Company to make any requested repayments and (b) obtain any required regulatory approvals necessary to enable the Company to pay any such requested payments and to enable the payment of the dividend by the Bank described in clause (a). For the avoidance of doubt, nothing in this Section 5.11 shall affect the obligation of the Company to obtain any consents set forth on Section 8.12 of the Company Disclosure Schedules relating to any indebtedness that remains outstanding as of the Effective Time.
ARTICLE 6
NICOLET’S COVENANTS
Section 6.1 Operation of Nicolet and Nicolet Subsidiaries.
(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet will not, and will cause each of its Subsidiaries not to:
(i) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet Capital Stock (other than: dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet Capital Stock (other than: (1) repurchases of shares of Nicolet Common Stock in the Ordinary Course of Business to satisfy obligations under the Nicolet Benefit Plans; or (2) repurchases pursuant to Nicolet’s common stock repurchase program);

(ii) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Nicolet Loans previously charged off, on Nicolet Loans and leases outstanding (including accrued interest receivable);
(iii) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Nicolet and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(iv) amend its certificate of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;
(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(vi) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or
(vii) agree to take, make any commitment to take, or adopt any resolutions of the Nicolet Board in support of, any of the actions prohibited by this Section 6.1.
Section 6.2 Notice of Changes.   Nicolet will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Nicolet; or (b) would cause or constitute a material breach of any of Nicolet’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9 provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.
Section 6.3 Indemnification.
(a) From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was a director or officer of the Company or any Subsidiary of the Company, (2) any natural person who, while a director or officer of the Company or any Subsidiary of the Company, is or was serving either pursuant to the Company’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to the Company or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while a director or officer of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Party”), against any and all reasonable fees (including reasonable attorneys’ fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, “Expenses”) in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an “Indemnification Proceeding”) to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.3(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.
(b) From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was an employee or agent of the Company or any Subsidiary of the Company, (2) any natural person who, while an employee or agent of the Company or any Subsidiary of the Company, is or was serving either pursuant to the Company’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to the Company or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while an employee or agent of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Employee”), against any and all Expenses in connection with any Indemnification Proceeding to which the Indemnified Employee was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.3(b), to the extent that such Indemnified Employee has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.
(c) From and after the Effective Time, Nicolet shall indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (1) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Party derived an improper personal benefit, or (4) willful misconduct.
(d) From and after the Effective Time, Nicolet may indemnify and hold harmless any Indemnified Employee against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Employee in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (1) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Employee had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Employee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Employee derived an improper personal benefit, or (4) willful misconduct. Any determination of whether an Indemnified Employee shall receive indemnification pursuant to this Section 6.3(d) shall be made at the sole and exclusive discretion of Nicolet.
(e) Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Nicolet shall reimburse the Expenses of such Indemnified Party as incurred if the Indemnified Party provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company and

(2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.
(f) Upon written request by an Indemnified Employee who has been made party to an Indemnification Proceeding, Nicolet may reimburse the Expenses of such Indemnified Employee as incurred if the Indemnified Employee provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company or to any Subsidiary of the Company and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Employee was not entitled to indemnification for such amounts under the terms of this Agreement. Any determination of whether an Indemnified Employee shall receive reimbursement for Expenses as such Expenses are incurred pursuant to this Section 6.3(f) shall be made at the sole and exclusive discretion of Nicolet.
(g) Notwithstanding any other provision of this Agreement, in order for any Indemnified Party or Indemnified Employee to be entitled to indemnification under this Agreement, such Indemnified Party or Indemnified Employee must make a written request to Nicolet. This written request shall contain a declaration that Nicolet shall have the right to exercise all rights and remedies available to such Indemnified Party or Indemnified Employee against any other Party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party or Indemnified Employee has assigned to Nicolet all such rights and remedies. Nicolet shall have no obligation to indemnify any Indemnified Party or Indemnified Employee under this Agreement if and to the extent that such Indemnified Party or Indemnified Employee has previously received indemnification or allowance for Expenses from any Party in connection with the same Indemnification Proceeding.
(h) For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Nicolet shall maintain a directors’ and officers’ liability insurance policy or policies covering each Indemnified Party and Indemnified Employee covered by the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Nicolet be required to expend annually in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by the Company for fiscal year 2018 for such purpose and, if Nicolet is unable to maintain such policy (or substitute policy) as a result of this proviso, Nicolet shall obtain a policy or policies of insurance with substantially similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Nicolet may request that the Company obtain, and upon such request the Company shall obtain, such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).
(i) If Nicolet or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Nicolet shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Nicolet assumes the obligations set forth in this Section 6.3.
(j) The provisions of this Section 6.3 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, each Indemnified Employee, his or her heirs, and his or her legal representatives.
Section 6.4 Authorization and Reservation of Nicolet Comon Stock.   Nicolet Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Nicolet Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.5 Stock Exchange Listing.   Nicolet shall cause all shares of Nicolet Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Capital Market prior to the Closing Date.
Section 6.6 Assumption of Debt Instruments.   Nicolet agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements that remains outstanding at Closing.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1 Regulatory Approvals.   Nicolet and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Nicolet and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Nicolet and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2 SEC Registration.   As soon as practicable following the date of this Agreement, the Company and Nicolet shall prepare and file with the SEC the Proxy Statement and Nicolet shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Nicolet shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nicolet will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Nicolet Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Nicolet, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Nicolet or any Subsidiary of the Company or Nicolet, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Nicolet, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Nicolet, as applicable, shall promptly notify the other of such event, and the Company or Nicolet, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

Section 7.3 Publicity.   Neither the Company nor Nicolet shall, and neither the Company nor Nicolet shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Nicolet, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Nicolet; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules. Subject to the foregoing, Nicolet and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of Nicolet and the Company, mutually agreed upon by both parties. Thereafter, and subject to the limitations of this paragraph, Nicolet and the Company shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.
Section 7.4 Reasonable Best Efforts; Cooperation; Takeover Statutes.   Each of Nicolet and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Nicolet nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Nicolet and the Company will, and will cause each Subsidiary of Nicolet and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions. Without limiting the foregoing, none of Nicolet, the Company or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 7.5 Tax Free Reorganization.
(a) The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Nicolet shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Nicolet nor any Affiliate of Nicolet knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, the Company does not know of any reason why it would not be able to deliver to Nicolet’s counsel, as of the date of the legal opinion referred to in Sections 8.8 and 9.8, a certificate substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Nicolet to deliver the legal opinion contemplated by Sections 8.8 and 9.8, and the Company hereby agrees to deliver such certificate effective as of the date of such opinion to counsel to Nicolet.
(c) As of the date hereof Nicolet does not know of any reason (i) why it would not be able to deliver to its counsel, as of the date of the legal opinion referred to in Sections 8.8 and 9.8, a certificate substantially in compliance with the IRS Guidelines, to enable counsel to Nicolet to deliver the legal opinion contemplated by Sections 8.8 and 9.8, and Nicolet hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Nicolet would not be able to deliver the opinion required by Sections 8.8 and 9.8. Nicolet hereby agrees to deliver such certificate effective as of the date of such opinion to counsel to Nicolet.
(d) Nicolet will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Nicolet may transfer the Company’s historic business assets (i) to a corporation that is a member of Nicolet’s “qualified group,” within the meaning of Treas. Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if  (A) one or more members of Nicolet’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Nicolet’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Treas. Reg. Section 1.368-1(d)(4)(iii).
Section 7.6 Employees and Employee Benefits.
(a) All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Nicolet as of the Closing. Following the Closing, Nicolet shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are made available to similarly-situated employees of Nicolet under the Nicolet Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Nicolet Benefit Plan; and (ii) until such time as Nicolet shall cause Covered Employees to participate in the Nicolet Benefit Plans, a Covered Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Nicolet Benefit Plans may commence at different times with respect to each Nicolet Benefit Plan).
(b) For all purposes (other than purposes of benefit accruals and allocations of employer contributions under Nicolet’s 401(k) Plan) under the Nicolet Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Nicolet shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d) Nicolet and the Company shall determine and establish a retention bonus program for certain employees of Nicolet and the Company who remain employed through the Closing, or at Nicolet for an interim period following Closing. The Company and Nicolet shall mutually agree as to each employee eligible to receive a retention bonus and the amount of each such retention bonus.
Section 7.7 Section 16 Matters.   Prior to the Effective Time, Nicolet will take such steps as may be necessary or appropriate to cause any acquisition of Nicolet Common Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.8 Shareholder Litigation.   Each of the Company and Nicolet shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Nicolet, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF NICOLET
The obligations of Nicolet to consummate the Contemplated Transactions and to take the other actions required to be taken by Nicolet at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Nicolet in whole or in part):
Section 8.1 Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
Section 8.2 Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3 Shareholder Approval.   The Company Shareholder Approval shall have been obtained.
Section 8.4 No Proceedings.   Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.
Section 8.5 Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in

connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.
Section 8.6 Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7 Officer’s Certificate.   Nicolet shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8 Tax Opinion.   Nicolet shall have received a written opinion of Bryan Cave Leighton Paisner LLP, addressed to the Company and Nicolet, in form and substance reasonably satisfactory to the Company and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 8.9 Stock Exchange Listing.   Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.
Section 8.10 Minimum Tangible Common Equity.   As of the Closing Date, the Company shall have Tangible Common Equity of no less than $36,000,000.
Section 8.11 No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 8.12 Consents.   The Company shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 8.12 of the Company Disclosure Schedules that are required to effect the Contemplated Transactions.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1 Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of Nicolet set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Nicolet set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
Section 9.2 Performance by Nicolet.   Nicolet shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Shareholder Approval.   The Company Shareholder Approval shall have been obtained.
Section 9.4 No Proceedings.   Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity.
Section 9.5 Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity.
Section 9.6 Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7 Officer’s Certificate.   The Company shall have received a certificate signed on behalf of Nicolet by an executive officer of Nicolet certifying as to the matters set forth in Sections 9.1 and 9.2.
Section 9.8 Tax Opinion.   The Company shall have received a written opinion of Bryan Cave Leighton Paisner LLP, addressed to the Company and Nicolet, in form and substance reasonably satisfactory to the Company and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 9.9 Stock Exchange Listing.   Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.
Section 9.10 No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Nicolet or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Nicolet.
ARTICLE 10
TERMINATION
Section 10.1 Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Nicolet:
(a) by mutual consent of the Nicolet Board and the Company Board, each evidenced by appropriate written resolutions;
(b) by Nicolet, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 8.1 and Section 8.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Nicolet to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(c) by the Company, if Nicolet shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 9.1 and Section 9.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d) by Nicolet or the Company, if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Shareholder Approval is not obtained following the Company Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described above;
(e) by Nicolet or the Company, if the Effective Time shall not have occurred at or before June 26, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f) by Nicolet or the Company, if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g) by Nicolet, prior to receipt of the Company Shareholder Approval, if the Company Board makes an Adverse Recommendation;
(h) by the Company, prior to receipt of the Company Shareholder Approval pursuant to Section 5.9;
(i) by Nicolet, if the holders of more than 10% in the aggregate of the outstanding shares of Company Common Stock assert dissenters’ rights in compliance with Subchapter XIII of the WBCL;
(j) by Nicolet, if the Nicolet Common Stock Price is less than $55.00 per share and Nicolet elects its option set forth in Section 2.1(iii)(d); or
(k) by the Company, if the Nicolet Common Stock Price is less than $55.00 per share and Nicolet elects its option set forth in Section 2.1(iii)(c).
Section 10.2 Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from any willful and material breach by that party of this Agreement.
Section 10.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and the Company.
(b) If this Agreement is terminated by Nicolet pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Nicolet, within two (2) Business Days after such termination, the amount of  $3,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Nicolet shall designate.
(c) If  (i) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the Company shareholders or the Company Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (ii) thereafter this Agreement is terminated by the Company or Nicolet pursuant to (A) Section 10.1(e) (if the Company Shareholder Approval has not theretofore been obtained) or (B) Section 10.1(d)(iii) based on the failure to obtain the Company Shareholder Approval, and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive written agreement with any Person with respect to such Acquisition Proposal, then the Company shall pay to Nicolet, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Nicolet shall designate.
(d) All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein.
ARTICLE 11
MISCELLANEOUS
Section 11.1 Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2 Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.
Section 11.3 Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4 Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6 Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Nicolet, to:
Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, WI 54301
Telephone: (920) 430-7317
Email: batwell@nicoletbank.com
Attention: Robert B. Atwell
with copies to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, GA 30309-3488
Telephone: (404) 572-6810
Email: Robert.Klingler@bclplaw.com
Attention: Robert D. Klingler
If to the Company, to:
Choice Bancorp, Inc.
2450 Witzel Avenue
Oshkosh, WI 54904
Telephone: (920) 267-8052
Email: scott.sitter@choice.bank
Attention: J. Scott Sitter
with copies to:

Reinhart Boerner Van Deuren, s.c.
N16 W23250 Stone Ridge Drive
Waukesha, WI 53187
Telephone: (414) 298-8445
Email: jreichert@reinhartlaw.com
Attention: John T. Reichert
Person or place as the Company shall furnish to Nicolet or Nicolet shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service.
Section 11.7 Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8 Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9 Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10 Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1 Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a) “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(b) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(c) “Bank” means Choice Bank, a wholly-owned subsidiary of the Company.
(d) “Bank Merger” means the merger of the Bank with and into, and under the charter of, Nicolet Bank pursuant to the Bank Plan of Merger.
(e) “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin are authorized or required by law or other government action to close.

(f) “Company Articles of Incorporation” means the Certificate of Incorporation of the Company, as amended.
(g) “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by the Company or any of its Subsidiaries or any Company ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which the Company or any of its Subsidiaries has or may have liability, including by reason of having a Company ERISA Affiliate.
(h) “Company Board” means the board of directors of the Company.
(i) “Company Bylaws” means the Bylaws of the Company, as amended.
(j) “Company Capital Stock” means Company Common Stock and Company Preferred Stock.
(k) “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.
(l) “Company Debt Agreement” means any agreement or understanding, and any transaction documents pursuant thereto, representing a loan, credit facility or debt instrument or otherwise memorializing any indebtedness incurred by the Company and owing to any lending party or parties in effect or outstanding as of the time of this Agreement or at the Effective Time.
(m) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(n) “Company Regulatory Reports” means (i) the Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only — FFIEC 041 of the Bank for the years ended December 31, 2018, 2017 and 2016, as filed with the FDIC; (ii) the Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only — FFIEC 041 of the Bank with respect to periods ended subsequent to December 31, 2018, as filed with the FDIC; (iii) the Parent Company Only Financial Statements for Small Holding Companies, Form FR Y-9SP, of the Company for the years ended December 31, 2018, 2017 and 2016; and (iv) the Parent Company Only Financial Statements for Small Holding Companies, Form FR Y-9SP, of the Company with respect to periods ended subsequent to December 31, 2018.
(o) “Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the WBCL and the Company Articles of Incorporation.
(p) “Company Stock Option” means any outstanding Company Stock Option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under a Company Stock Plan.
(q) “Company Stock Plans” means the Choice Bank 2006 Stock Incentive Plan and the Choice Bancorp 2016 Stock Incentive Plan.
(r) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Nicolet and the Company of their respective covenants and obligations under this Agreement; and (iv) Nicolet’s issuance of shares of Nicolet Common Stock pursuant to the Registration Statement and cash in lieu of fractional shares in exchange for shares of Company Common Stock.
(s) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(t) “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(u) “CRA” means the Community Reinvestment Act, as amended.
(v) “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(w) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale, transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity, securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(x) “Dissenting Shares” shall mean shares with respect to which the holders thereof have perfected dissenters’ rights under Subchapter XIII of the WBCL.
(y) “DOL” means the U.S. Department of Labor.
(z) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(aa) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Nicolet, the Company or any of their respective Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(ba) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ca) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(da) “FDIC” means the Federal Deposit Insurance Corporation.
(ea) “Federal Reserve” means the Board of Governors of the Federal Reserve System.
(fa) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(ga) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(ha) “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.
(ia) “IRS” means the U.S. Internal Revenue Service.
(ja) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Nicolet or the Company, as the context requires.

(ka) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(la) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith, including Transaction Costs, Severance Costs, and the response of customers, vendors, licensors, investors, or employees; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(ma) “Nasdaq Rules” means the listing rules of the Nasdaq Capital Market.
(na) “Nicolet Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Nicolet, as amended.
(oa) “Nicolet Bank” means Nicolet National Bank, and a wholly-owned subsidiary of Nicolet.
(pa) “Nicolet Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Nicolet or any of its Subsidiaries or any Nicolet ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Nicolet or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Nicolet or any of its Subsidiaries has or may have liability, including by reason of having a Nicolet ERISA Affiliate.
(qa) “Nicolet Board” means the board of directors of Nicolet.
(ra) “Nicolet Bylaws” means the Nicolet Amended and Restated Bylaws, as amended.
(sa) “Nicolet Capital Stock” means Nicolet Common Stock and Nicolet Preferred Stock, collectively.

(ta) “Nicolet Common Stock” means the common stock, $0.01 par value per share, of Nicolet.
(ua) “Nicolet Common Stock Price” means the volume weighted average closing price of Nicolet Common Stock on the Nasdaq Capital Market over the thirty (30) trading day period ending on the third (3rd) trading day prior to the Closing Date.
(va) “Nicolet Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under a Nicolet Stock Plan.
(wa) “Nicolet ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Nicolet or any of its Subsidiaries for purposes of Section 414 of the Code.
(xa) “Nicolet Material Contract” means any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act).
(ya) “Nicolet SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Nicolet with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2013.
(za) “Nicolet Stock Plans” means any of the following:
Nicolet Bankshares, Inc. 2002 Stock Incentive Plan.
Nicolet Bankshares, Inc. 2010 Equity Incentive Plan.
Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan, as amended.
(aaa) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(aba) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
(aca) “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(ada) “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(aea) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(afa) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(aga) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(aha) “Proxy Statement” means a proxy statement prepared by Nicolet and the Company for use in connection with the Company Shareholders Meeting in accordance with the rules and regulations of the SEC.
(aia) “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Nicolet Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.

(aja) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Nicolet, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(aka) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(ala) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.
(ama) “SEC” means the Securities and Exchange Commission.
(ana) “Securities Act” means the Securities Act of 1933, as amended.
(aoa) “Severance Costs” shall mean any and all amounts in the nature of compensation paid or payable pursuant to any agreement with any employee of the Company, the Bank or any other Subsidiary, as determined on an after-tax basis, that is contingent upon a change in control of the Company or a sale of a substantial portion of the assets of the Company, regardless of whether such payment is due or made before, on or after the Closing Date, and regardless of whether such payments are subject to termination of employment or other events that may occur after the Closing Date. For the avoidance of doubt, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under any employment agreement would be considered a Severance Cost.
(apa) “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(aqa) “Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to the Company shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Stephens, Inc., or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.
(ara) “Takeover Statutes” means any provisions of any potentially applicable “moratorium,” “control share,” “fair price,” “business combination,” “takeover” or “interested shareholder” law.
(asa) “Tangible Assets” means, as of the Closing Date, the total assets of the Company, calculated in accordance with GAAP, consistently applied, less any Intangible Assets.
(ata) “Tangible Common Equity” means the excess of Tangible Assets over the total liabilities of the Company, calculated in accordance with GAAP as of the Closing Date, as adjusted to exclude: (i) Transaction Costs; (ii) Severance Costs; (iii) any changes to the valuation of the Company (or the Bank) investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2019 until the calculation of the Tangible Common Equity pursuant to Section 5.10; and as set forth in Section 12.1(ttt) of the Company Disclosure Schedules.
(aua) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(ava) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(awa) “Transaction Costs” shall mean any and all amounts incurred by the Company or Nicolet, as determined on an after-tax basis, whether or not paid by the Company or Nicolet and whether incurred before, on or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.
(axa) “Transition Date” means, with respect to any Covered Employee, the date Nicolet commences providing benefits to such employee with respect to each New Plan.
(aya) “U.S.” means the United States of America.
(aza) “WBCL” means the Wisconsin Business Corporation Law, as amended.
Section 12.2 Principles of Construction.
(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b) The schedules of each of the Company and Nicolet referred to in this Agreement (the “Company Disclosure Schedules” and the “Nicolet Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Nicolet to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company or Nicolet in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).
(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
(e) No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of any Regulatory Authority by any party hereto to the extent prohibited by a Legal Requirement, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
NICOLET:	COMPANY:
NICOLET BANKSHARES, INC.	CHOICE BANCORP, INC.
By: /s/ Michael E. Daniels Name: Michael E. Daniels Title: Executive Vice President and Secretary	By: /s/ J. Scott Sitter Name: J. Scott Sitter Title: President and Chief Executive Officer

EXHIBIT A
FORM OF
PLAN OF MERGER
BY AND BETWEEN
NICOLET NATIONAL BANK
AND
CHOICE BANK
This Plan of Merger (the “Plan”) is made and entered into as of the      day of            , 2019, by and between Nicolet National Bank, a bank organized under the laws of the United States of America and located in Green Bay, Wisconsin, and Choice Bank, a bank organized under the laws of the United States of America and located in Oshkosh, Wisconsin (“Choice”).
W I T N E S S E T H:
WHEREAS, Nicolet Bankshares, Inc. (“Nicolet”) and Choice Bancorp, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) dated June 26, 2019, pursuant to which the Company will merge with and into Nicolet;
WHEREAS, pursuant to the Agreement and the terms of this Plan, Choice will merge with and into Nicolet National Bank (the “Bank Merger”);
NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:
1. Merger.   Pursuant to the provisions of Section 215a of the National Bank Act, Choice shall be merged with and into Nicolet National Bank. Nicolet National Bank shall be the survivor of the Merger (the “Resulting Bank”), and shall operate with the name “Nicolet National Bank.”
2. Effective Date of the Merger.   The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency (the “Effective Date”).
3. Location, Articles and Bylaws and Directors and Executive Officers of the Resulting Bank.   On the Effective Date of the Bank Merger:
(a) The main office of the Resulting Bank shall be located at the main office of Nicolet National Bank immediately prior to the Effective Date.
(b) The Articles of Association of the Resulting Bank shall be the Articles of Association of Nicolet National Bank in effect immediately prior to the Effective Date. The Bylaws of the Resulting Bank shall be the Bylaws of Nicolet National Bank in effect immediately prior to the Effective Date of the Merger.
(c) From and after the Effective Date, the executive officers of the Resulting Bank shall be the executive officers of Nicolet National Bank immediately prior to the Effective Date of the Merger. From and after the Effective Date, the directors of the Resulting Bank shall the directors of Nicolet National Bank immediately prior to the Effective Date of the Merger. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with Articles of Association and Bylaws of Nicolet National Bank.
4. Manner of Converting Shares.
(a) By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Choice common stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

(b) Upon and after the Effective Date, each issued and outstanding share of Nicolet National Bank common stock shall remain unchanged and shall continue to evidence the same number of shares of Nicolet National Bank common stock.
5. Conditions Precedent to Consummation.   Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by the Company, as sole shareholder of Choice, (c) approval of the Plan by Nicolet, as sole shareholder of Nicolet National Bank, and (d) closing of the merger of the Company and Nicolet.
6. Termination.   This Plan may be terminated by the mutual consent of the Parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article 10 thereof.
7. Counterparts, Headings, Governing Law.   This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin and the National Bank Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.
NICOLET NATIONAL BANK
By:

Name:
Title:
[BANK SEAL]
ATTEST:

Secretary

CHOICE BANK
By:

Name:
Title:
[BANK SEAL]
ATTEST:

Secretary

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT
Nicolet Bankshares, Inc.
Attention: Chief Executive Officer
Ladies and Gentlemen:
The undersigned is a shareholder of Choice Bancorp, Inc. (the “Company”), a Wisconsin corporation and a registered bank holding company under the BHC Act. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of June 26, 2019 (the “Agreement”), between the Company and Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). Under the terms of the Agreement, the Company will be merged into and with Nicolet (the “Merger”), and the shares of the Company’s common stock, $1.00 par value per share (the “Company Common Stock”) will be converted into and exchanged for the merger consideration and cash in lieu of any fractional shares pursuant to the Agreement. This Voting and Support Agreement represents an agreement between the undersigned and Nicolet regarding certain rights and obligations of the undersigned in connection with the Merger.
In consideration of the execution and delivery by Nicolet of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Nicolet, intending to be legally bound, hereby agree as follows:
1. Vote on the Merger.   The undersigned agrees to vote all shares of Company Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement and the transactions contemplated thereby, unless Nicolet is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Company Common Stock over which the undersigned has or shares voting power solely in a fiduciary capacity on behalf of any person, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.
2. Restriction on Transfer.   The undersigned further agrees that the undersigned will not, without the prior written consent of Nicolet, transfer any shares of Company Common Stock prior to the earlier of the Effective Time or the Termination Date, each such term as set forth in the Agreement, except (a) by operation of law, (b) by will, (c) under the laws of descent and distribution, (d) with the prior written consent of Nicolet, which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, or (e) as Nicolet may otherwise agree in writing.
3. No Agreement as Director or Officer.   The undersigned makes no agreement or understanding in this Voting and Support Agreement in the undersigned’s capacity as a director or officer of the Company or any of its Subsidiaries, and nothing in this Voting and Support Agreement: (a) will limit or affect any actions or omissions taken by the undersigned in the undersigned’s capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this Voting and Support Agreement, or (b) will be construed to prohibit, limit or restrict the undersigned from exercising the undersigned’s fiduciary duties as an officer or director to the Company or its shareholders.
4. Miscellaneous.   This Voting and Support Agreement is the complete agreement between Nicolet and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, or electronic mail using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.
5. Termination.   This Voting and Support Agreement shall terminate upon the earliest of  (a) the mutual written agreement of the undersigned and Nicolet, (b) the Effective Time, (c) the termination of the Agreement in accordance with its terms, and (d) other than as contemplated by Section 2.1 of the Agreement, any reduction in the merger consideration, extension of the Termination Date, change in the type of merger consideration, or other amendment, modification, waiver or change to the Agreement that is material and adverse to the undersigned and not consented to in advance in writing by the undersigned. For avoidance of doubt, a decline in Nicolet’s stock price shall not be considered a reduction in the merger consideration.
6. Capitalized Terms.   Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.
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This Voting and Support Agreement is executed as of the 26th day of June, 2019.
Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
June 26, 2019
NICOLET BANKSHARES, INC.
By:
Name:
Its:
111 N. Washington Street
Green Bay, WI 54301
Telephone No.

Appendix B
June 25, 2019
Board of Directors
Choice Bancorp, Inc.
1041 N. Westhaven Drive
Oshkosh, WI 54904
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger of Choice Bancorp, Inc. (the “Company”) with and into Nicolet Bankshares, Inc. (the “Buyer”) (collectively, the “Transaction”) and you have requested that we provide our opinion (the “Opinion”) to the Board of Directors of the Company as to whether the Transaction is fair to the Company and its public shareholders from a financial point of view. For purposes of this letter, the public shareholders of the Company means the holders of outstanding shares of the Company’s common stock, other than the Buyer and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.
The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) expected to be dated June 26, 2019. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Buyer for the outstanding common stock and common stock awards of the Company, has an aggregate value of approximately $72.4 million. The consideration consists of 0.5 shares of Buyer common stock for each share of Company common stock (the “Exchange Ratio”). Furthermore, and pursuant to the Agreement and for purposes of our Opinion, we understand that if the Buyer Common Stock Price (as defined in the Agreement) is greater than $67.00 per share, the adjusted Exchange Ratio shall equal the quotient (rounded to the nearest thousandth of a share) obtained by dividing $33.50 by the Buyer Common Stock Price and if the Buyer Common Stock Price is less than $55.00 per share, the Buyer shall have the option to: (a) increase the number of shares of Buyer Common Stock to be contributed using an adjusted Exchange Ratio equal to the quotient (rounded to the nearest thousandth of a share) obtained by dividing $27.50 by the Buyer Common Stock Price (as defined in the agreement); (b) leave the Exchange Ratio unchanged, but add additional cash consideration in an amount sufficient to bring the Per Share Stock Consideration up to $27.50 per share; (c) leave the Exchange Ratio unchanged, or (d) terminate the Agreement.
In connection with rendering our Opinion we have:
(i)
analyzed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
analyzed certain audited financial statements and management reports regarding the Company and the Buyer;

(iii)
analyzed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and Buyer, respectively;

(iv)
analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

June 25, 2019

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)
discussed with management of the Company and the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of the Company and the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Buyer. With respect to the financial forecasts prepared by the Company, including the forecasts of potential cost savings and potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer, but within the past two years we have not provided investment banking services to the Company or the Buyer in connection with any other transactions or received investment banking fees from the Company or the Buyer. Within the past three years we have provided financial advisory services to another company that was acquired by the Buyer. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

June 25, 2019

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in adverse tax consequences for the public shareholders of the Company.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the public shareholders of the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.
This Opinion is for the use and benefit of the Board of Directors of the Company for purposes of its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.
Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.
Very truly yours,
/s/ STEPHENS INC.

Appendix C
SUBCHAPTER XIII OF THE
WISCONSIN BUSINESS CORPORATION LAW
180.1301 Definitions.
In ss. 180.1301 to 180.1331:
(1) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.
(1m) “Business combination” has the meaning given in s. 180.1130 (3).
(2) “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.
(3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
(4) “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
(5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
(6) “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
History: 1989 a. 303; 1991 a. 16.
“Date of payment” in sub. (5) refers to the actual payment date by a corporation following a special proceeding, even if the payment occurs after a “verdict, decision or report,” within the meaning of s. 814.04 (4), or after “judgment,” within the meaning of s. 815.05 (8). Thus the definition of interest contained in sub. (5) applies to the time period following a court decision on fair value until final payment is made. HMO-W Incorporated v. SSM Health Care System, 2003 WI App 137, 266 Wis. 2d 69, 667 N.W.2d 733, 02-0042.
The phrase “rate that is fair and equitable under all of the circumstances” in sub. (5) directs the circuit court to consider the circumstances of the particular case in determining the interest rate to be paid. It was appropriate under this standard to look at the borrowing power of a parent corporation to determine if the rate the subsidiary would obtain would be the rate the parent could obtain. HMO-W Incorporated v. SSM Health Care System, 2003 WI App 137, 266 Wis. 2d 69, 667 N.W.2d 733, 02-0042.
180.1302 Right to dissent.
(1) Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
3. The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:
a. The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).
b. Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.
c. The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.
d. The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.
(b) Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
1. A sale pursuant to court order.
2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
(cm) Consummation of a plan of conversion.
(d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
(2) Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:
(a) Alters or abolishes a preferential right of the shares.
(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
(3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).
(4) Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
(5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
History: 1989 a. 303; 1991 a. 16; 2001 a. 44; 2005 a. 476.
Minority discounts are inappropriate under dissenters’ rights statutes and will not be applied in determining “fair value” under sub. (1). Each dissenting shareholder should be assigned the proportionate interest of his or her shares in the going interest in the entire company. HMO-W Incorporated v. SSM Health Care System, 2000 WI 46, 234 Wis. 2d 707, 611 N.W.2d 250, 98-2834.
The Role of Discounts in Determining “Fair Value” Under Wisconsin’s Dissenters’ Rights Statutes: The Case for Discounts. Emory. 1995 WLR 1155.
180.1303 Dissent by shareholders and beneficial shareholders.
(1) A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.
(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
History: 1989 a. 303.
180.1320 Notice of dissenters’ rights.
(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
(2) If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.
History: 1989 a. 303.

When the plaintiff was not a shareholder at the time of the complained of acts, it had no right to vote in dissent to a plan of liquidation and dissolution, and it could not be a dissenter entitled to notice of dissenters’ rights, as only one who can vote in dissent is entitled to such notice under this section. Borne v. Gonstead Advanced Techniques, Inc. 2003 WI App 135, 266 Wis. 2d 253, 667 N.W.2d 709, 01-2624.
180.1321 Notice of intent to demand payment.
(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:
(a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.
(b) Not vote his or her shares in favor of the proposed action.
(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
History: 1989 a. 303.
180.1322 Dissenters’ notice.
(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:
(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.
(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.
(e) A copy of ss. 180.1301 to 180.1331.
History: 1989 a. 303.
180.1323 Duty to demand payment.
(1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
History: 1989 a. 303.
180.1324 Restrictions on uncertificated shares.
(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
(2) The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
History: 1989 a. 303.
180.1325 Payment.
(1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(2) The payment shall be accompanied by all of the following:
(a) The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
(b) A statement of the corporation’s estimate of the fair value of the shares.
(c) An explanation of how the interest was calculated.
(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.
(e) A copy of ss. 180.1301 to 180.1331.
History: 1989 a. 303.
180.1326 Failure to take action.
(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.
History: 1989 a. 303.
180.1327 After-acquired shares.
(1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.
History: 1989 a. 303.
180.1328 Procedure if dissenter dissatisfied with payment or offer.
(1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
(c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.
History: 1989 a. 303.
When payment is made by check, the payment date under sub. (2) is the date the payee receives the check. Kohler Co. v. Sogen International Fund, Inc. 2000 WI App 60, 233 Wis. 2d 592, 608 N.W.2d 746, 99-0960.
180.1330 Court action.
(1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.
(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.
History: 1989 a. 303.
Because this section does not provide for different procedures, all procedural mechanisms under chs. 801 to 847 are available in an action under this section. Kohler Co. v. Sogen International Fund, Inc. 2000 WI App 60, 233 Wis. 2d 592, 608 N.W.2d 746, 99-0960.
Subs. (2) and (4) establish a rule of venue applicable within Wisconsin’s judicial system and do not attempt to block corporations from using federal diversity jurisdiction. Albert Trostel & Son v. Edward Notz, 679 F.3d 627 (2012).
180.1331 Court costs and counsel fees.
(1)
(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
(b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
History: 1989 a. 303.